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Exhibit 10.1

PURCHASE AND SALE AGREEMENT

BY AND BETWEEN
NITROMED, INC.

and

JHP PHARMACEUTICALS, LLC

October 22, 2008

i

ii

Disclosure Schedule

Schedules:

Schedule 1	Voting Agreement
Schedule 1.1(a)(ii)	Seller Intellectual Property
Schedule 1.1(a)(iii)	Product Registrations, Governmental Approvals and Governmental Filings
Schedule 1.1(a)(iv)	Marketing Materials
Schedule 1.1(a)(v)	Inventory and Accounts Receivable
Schedule 1.1(a)(vii)	Tangible Property
Schedule 1.1(a)(ix)	Permits
Schedule 1.1(a)(xi)	Supplier and Other Lists
Schedule 1.2(b)	Allocation of Purchase Price
Schedule 1.4	Non-Assumed Designated Contracts
Schedule 1.5	Trade Liabilities as of September 30, 2008
Schedule 4.2	Operation of Business
Schedule 4.3	Representatives of the Buyer
Schedule 5.1(f)(i)	Required Third Party Consents and Governmental Filings

Exhibits:

Exhibit A	—	Form of Bill of Sale
Exhibit B	—	Form of Patent Assignment
Exhibit C	—	Form of Trademark Assignment
Exhibit D	—	Form of Assumption Agreement
Exhibit E	—	Form of Legal Opinions

iii

PURCHASE AND SALE AGREEMENT

        This PURCHASE AND SALE AGREEMENT (the "Agreement") is entered into as of October 22, 2008 by and between NITROMED, INC., a Delaware corporation (the "Seller"), and JHP PHARMACEUTICALS, LLC, a Delaware limited liability company (the "Buyer"). The Seller and the Buyer are referred to collectively herein as the "Parties."

INTRODUCTION

        1.     The Seller is engaged, among other matters, in the Business.

        2.     The Buyer desires to purchase from the Seller, and the Seller desires to sell to the Buyer, all of the assets of the Seller relating exclusively or primarily to the Business (other than the assets excluded pursuant hereto), subject to the assumption of the specified Liabilities and upon the terms and subject to the conditions set forth herein.

        3.     As a condition to, and concurrently with, the execution and delivery of this Agreement, the Seller Stockholders have executed and delivered a Voting Agreement, in substantially the form attached hereto as Schedule 1, dated the date of this Agreement, pursuant to which the Seller Stockholders have agreed to vote all shares of the Seller's capital stock held by such Seller Stockholders in favor of the Voting Proposal.

        4.     Capitalized terms used in this Agreement shall have the meanings ascribed to them in Article X.

        NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree as follows:

ARTICLE I
ASSET PURCHASE

        1.1    Purchase and Sale of Assets; Assumption of Liabilities.

          (a)    Transfer of Assets.    Subject to the satisfaction or waiver of the conditions set forth in this Agreement, at the Closing, the Seller shall sell, convey, assign, transfer and deliver to the Buyer, and the Buyer shall purchase and acquire from the Seller, all of the Seller's right, title and interest in and to all of the Acquired Assets, free and clear of any and all Security Interests. Without limiting the generality of the foregoing, the Acquired Assets shall include without limitation all of the Seller's right, title and interest in and to:

              (i)  All rights, title and interest in and to the Products.

             (ii)  All Intangibles owned or jointly owned by the Seller or under development by the Seller or by the Seller and any other Person or Persons related exclusively or primarily to the Products, or either of them, and/or related to or used or planned to be used exclusively or primarily in the Business, including, without limitation, as set forth on Schedule 1.1(a)(ii).

            (iii)  All Product Registrations, Governmental Approvals and Governmental Filings related exclusively or primarily to the Product and the Business including, without limitation, as set forth on Schedule 1.1(a)(iii).

            (iv)  All Marketing Materials and books and records related exclusively or primarily to the Products, or either of them, and the Business, including, without limitation, as set forth on Schedule 1.1(a)(iv).

             (v)  All of the Accounts Receivable and the Inventory related exclusively or primarily to the Products, or either of them, and the Business, together with any deposits or other property provided by or on behalf of the Seller with respect to the Inventory, including, without limitation, as set forth on Schedule 1.1(a)(v).

            (vi)  All rights, title and interest in and to prepaid FDA establishment fees and prepaid FDA product fees with respect to the Products, or either of them.

           (vii)  All of the Seller's tangible property related exclusively or primarily to the Products, or either of them, and the Business including, without limitation, as set forth on Schedule 1.1(a)(vii).

          (viii)  All of the Seller's Contract Rights under the Contracts related exclusively or primarily to the Business to which the Seller is a party or by which the Seller is bound, including the Designated Contracts, but excluding Contract Rights relating to (1) this Agreement and any other Contracts entered into by the Seller with the Buyer in connection with the transactions contemplated by this Agreement; (2) Contracts that relate to any Excluded Assets, or any employee or independent contractor of or engaged by the Seller or constitute or evidence Employee Benefit Plans of the Seller; (3) Contracts relating to the acquisition of the Seller or any of the Seller's predecessors or affiliates, provided that the Acquired Assets shall include the rights of the Seller with respect to all noncompetition, nondisclosure and other restrictive covenants made for the benefit of the Seller or its predecessors in any such Contract; and (4) any Designated Contracts requiring a material Consent that is not obtained on or before the Closing Date ("Non-Assigned Contracts"); provided that, once such material Consent is obtained, the Contract Rights under such Designated Contract shall be deemed, automatically and without further action by the Parties, to be included in the Acquired Assets as of the date such material Consent is delivered to the Buyer.

            (ix)  All transferable rights under all Permits granted or issued to the Seller or otherwise held by the Seller, in each case related exclusively or primarily to the Products, or either of them, and the Business including, without limitation, as set forth on Schedule 1.1(a)(ix).

             (x)  All of the Seller's goodwill related exclusively or primarily to the Products, or either of them, the Acquired Assets, and the Business.

            (xi)  Without in any way limiting subsections (iv) and (v) above, all of the Seller's customer lists, prospect lists, supplier lists, data bases, computer media, sales and marketing materials, invoices, correspondence, files, books and records related exclusively or primarily to the Business or the Products, or either of them, other than the Marketing Materials and the Books and Records, but excluding (A) the Seller's corporate minute books, stock books and related organizational documents; and (B) the Seller's files, books and records relating exclusively or primarily to the Seller's assets not included in the Acquired Assets or to the Seller's Liabilities not included in the Assumed Liabilities including, without limitation, as set forth on Schedule 1.1(a)(xi).

           (xii)  All of the Seller's claims, causes of action and other legal rights and remedies, whether or not known as of the Closing Date, relating exclusively or primarily to the Seller's ownership of the Acquired Assets or the operation of the Business, including, without limitation, any causes of action or other legal rights or remedies, whether or not known as of the Closing Date, under any Designated Contracts, but excluding causes of action and other legal rights and remedies of the Seller (A) against the Buyer with respect to the transactions contemplated by this Agreement; or (B)to the extent relating to the Seller's assets not included in the Acquired Assets or to the Seller's Liabilities not included in the Assumed Liabilities.

          (b)    Excluded Assets.    Notwithstanding anything to the contrary in this Agreement, the Acquired Assets shall not include any of the Excluded Assets.

          (c)    Assumed Liabilities.    Subject to the satisfaction or waiver of the conditions set forth in this Agreement, at the Closing, the Buyer shall assume and be responsible for the Assumed Liabilities.

          (d)    No Other Liabilities.    Notwithstanding any other provisions of this Agreement, the Buyer shall not purchase the Acquired Assets subject to, and the Buyer shall not in any manner assume or be liable or responsible for, any Liabilities of the Seller other than the Assumed Liabilities. All Liabilities of the Seller other than the Assumed Liabilities shall remain the sole obligation of the Seller and the Seller shall be responsible for such Liabilities. Without limiting the generality of the foregoing, and in addition to the Liabilities excluded from the Assumed Liabilities, the Buyer shall not in any manner assume or be liable or responsible for any of the Excluded Liabilities.

        1.2    Purchase Price and Related Matters.

          (a)    Purchase Price.    In consideration for the sale and transfer of the Acquired Assets, the Buyer agrees to pay to the Seller the sum of $24,500,000, subject to adjustment pursuant to Sections 1.2(d) and 1.2(e) (the "Purchase Price"). At the Closing, the Buyer shall assume the Assumed Liabilities as provided in Section 1.1(c) and pay to the Seller an amount (the "Closing Date Payment") equal to: (i) the sum of $24,500,000; plus (ii) the Actual Closing Date Inventory Amount, not in excess of $1,800,000; plus or minus (iii) the Estimated Net A/R, in cash in immediately available funds.

          (b)    Allocation of Purchase Price.    The Buyer and the Seller agree to allocate the Purchase Price plus all Assumed Liabilities to the extent they are properly treated as part of the purchase price for federal income tax purposes (and all other capitalizable costs) among the Acquired Assets for all purposes (including financial accounting and tax purposes) in accordance with the allocation schedule attached hereto as Schedule 1.2(b). The Buyer and the Seller agree that the allocation schedule attached as Schedule 1.2(b) shall be prepared in accordance with the provisions of Section 1060 of the Code, the Treasury Regulations promulgated thereunder and any similar provisions of state, local or foreign Law, as applicable.

          (c)    Tax Allocation Schedule.    All federal, state, local, and foreign income Tax Returns of the Seller and the Buyer shall be filed consistently with the information set forth on Schedule 1.2(b). Moreover, the Seller and the Buyer further agree to file IRS Form 8594 (and any corresponding form required to be filed by a state or local Taxing Authority) in a manner that is consistent with the information on Schedule 1.2(b). The Seller and the Buyer agree to promptly provide each other with any information necessary to complete such Tax Returns and IRS Forms 8594 (and any corresponding form required to be filed by a state or local Taxing Authority). The Seller and the Buyer shall not take any position on a Tax Return, tax proceeding or audit that is inconsistent with any information set forth on Schedule 1.2(b), unless either of them has received written advice from its tax advisors that such reporting is more likely than not to result in the accrual of interest and/or penalties.

          (d)    Inventory Adjustment.    The Closing Date Inventory Amount shall be determined as follows:

              (i)  The Buyer and the Seller shall jointly engage the Neutral Accountant to make a physical count of the Inventory no earlier than thirty (30) days prior to the Closing Date and a determination of the book value of the Inventory as of the Closing Date determined in accordance with Section 1.2(d)(ii). With respect to any Inventory location for which (A) the third party service provider that manages such Inventory location has received an unqualified opinion on a Report on Controls Placed in Operation and Tests of Operating Effectiveness (SAS 70 Type II) or (B) the net book value of the Inventory at such location is less than $100,000, the Parties will rely on the physical count made by the third party service provider that manages such Inventory location, provided that such physical count is made no earlier than thirty (30) days prior to the Closing Date. The Parties will rely upon the physical count made by any such third party service provider to calculate the net book value of the Inventory at the locations referenced in the preceding sentence on the Closing Date. The fees and expenses of the Neutral Accountant shall be shared equally by the Buyer and the Seller, with each Party being severally, but not jointly, responsible for one half (1/2) of such fees and expenses.

             (ii)  The Buyer and the Seller shall each be permitted to have one or more representatives present during such physical count. The Neutral Accountant shall (A) determine the book value of the Inventory in accordance with GAAP, which Inventory shall also exclude the Expired Inventory, and be valued at the lower of cost or net realizable value on a first-in, first-out basis and (B) deliver on the Closing Date to the Buyer and the Seller a report (the "Actual Closing Date Inventory Report"), which shall be binding on the Buyer and the Seller, reflecting its determinations regarding the book value of the Inventory and setting forth the specific adjustments to the Inventory amount if any (the "Actual Closing Date Inventory Amount"). Notwithstanding anything contained herein to the contrary, in no event shall the Actual Closing Date Inventory Amount exceed $1,800,000.

          (e)    A/R Adjustment.

              (i)  No less than three (3) business days prior to the Closing Date, the Seller shall prepare and deliver to the Buyer a certificate (the "Estimated Net A/R Certificate") setting forth its good faith estimate of the Net A/R (the "Estimated Net A/R") of the Seller as of the Closing. At the Closing, the Buyer shall pay to the Seller the amount of the Estimated Net A/R or receive a credit against the Purchase Price if, and to the extent, the Estimated Net A/R is negative. The Estimated Net A/R and the Net A/R shall be determined in accordance with GAAP, applied on a consistent basis.

             (ii)  As promptly as practicable, but no later than one hundred twenty (120) days after the Closing Date, the Buyer will cause to be prepared and delivered to the Seller a certificate of the Buyer setting forth its calculation of the Net A/R (the "Buyer's Net A/R Certificate").

              (A)  If the Seller disagrees with the calculation of the Net A/R set forth in the Buyer's Net A/R Certificate, the Seller shall deliver, within thirty (30) days after delivery of the Buyer's Net A/R Certificate, a notice to the Buyer disagreeing with such calculation (the "Seller's Notice of Disagreement"). The Seller's Notice of Disagreement shall specify those items or amounts as to which the Seller disagrees and the Seller's proposed computation of the Net A/R. If within thirty (30) days following the date on which the Buyer's Net A/R Certificate is delivered by the Buyer to the Seller, the Seller has not delivered to the Buyer in writing the Seller's Notice of Disagreement, if any, then the amount of the Net A/R set forth in the Buyer's Net A/R Certificate will be final and binding on the Parties.

              (B)  If the Seller's Notice of Disagreement is timely delivered pursuant to Section 1.2(e)(ii)(A), the Buyer and the Seller shall, during the fifteen (15) days following such delivery, negotiate reasonably and in good faith to reach agreement on the items or amounts disputed by the Seller in the Seller's Notice of Disagreement. If during such fifteen (15) day period, the Buyer and the Seller are able to reach such agreement, then the Net A/R as agreed to will be final and binding on the Parties. If however during such fifteen (15) day period, the Buyer and the Seller are unable to reach such agreement, they shall promptly thereafter cause the Neutral Accountant to review the disputed items or amounts for the purpose of calculating the Net A/R. In making such calculation, the Neutral Accountant shall consider only those items or amounts in the Buyer's Net A/R Certificate as to which the Seller has disagreed in the Seller's Notice of Disagreement. The Neutral Accountant shall deliver to the Buyer and the Seller, as promptly as practicable, a report setting forth such calculation. Such report shall be final and binding upon the Buyer and the Seller, absent manifest error. The fees and expenses of the Neutral Accountant's review and report shall be borne equally by the Parties, with each Party being severally, but not jointly, responsible for one half (1/2) of such fees and expenses.

              (C)  Each of the Buyer and the Seller will make the work papers and back-up materials used in preparing the Buyer's A/R Certificate and the Seller's Notice of Disagreement, as the case may be, available to the other Party, their accountants and other representatives, and the Neutral Accountant, at reasonable times and upon reasonable notice during (i) the review by such Person and (ii) the resolution by the Parties of any dispute in connection therewith.

            (iii)  Within ten (10) days after the Net A/R has been determined, either by agreement of the Parties, the failure of the Seller to so timely deliver the Seller's Notice of Disagreement or following resolution of such Notice of Disagreement in accordance with Section 1.2(e)(ii)(B) ("Final Net A/R"), the Buyer or the Seller, as the case may be, shall make the following payments to each other:

              (A)  If the Final Net A/R exceeds the Estimated Net A/R, then the Buyer shall pay to the Seller the amount of such difference.

              (B)  If the Estimated Net A/R exceeds the Final Net A/R, then the Seller shall pay to the Buyer the amount of such difference.

            (iv)  Notwithstanding anything contained herein to the contrary, in no event shall the Estimated Net A/R or the Final Net A/R exceed $450,000.

          (f)    Any payment or credits made pursuant to Section 1.2(e) shall be deemed an adjustment to the Purchase Price. Any payment due after the Closing Date pursuant to Section 1.2(e) by the Buyer or the Seller shall be made in immediately available funds by wire transfer to the account designated in writing by the Seller or the Buyer, as the case may be.

        1.3    The Closing.

          (a)    Time and Location.    The Closing shall take place at the offices of Wilmer Cutler Pickering Hale and Dorr LLP in Boston, Massachusetts, commencing at 10:00 a.m., local time, on the Closing Date or at the request of either Party by a mutually agreed upon method for the exchange of documents.

          (b)    Actions at the Closing.    At the Closing:

              (i)  the Seller shall deliver (or cause to be delivered) to the Buyer the various certificates, instruments and documents required to be delivered under Section 5.1;

             (ii)  the Buyer shall deliver (or cause to be delivered) to the Seller, the various certificates, instruments and documents required to be delivered under Section 5.2;

            (iii)  the Seller shall execute and deliver a Bill of Sale and Assignment in substantially the form attached hereto as Exhibit A;

            (iv)  the Seller shall execute and deliver a Patent Assignment in substantially the form attached hereto as Exhibit B;

             (v)  the Seller shall execute and deliver a Trademark Assignment in substantially the form attached hereto as Exhibit C;

            (vi)  the Buyer shall execute and deliver to the Seller an Assumption Agreement in substantially the form attached hereto as Exhibit D;

           (vii)  Intentionally left blank

          (viii)  Intentionally left blank

            (ix)  the Seller and the Buyer shall execute and deliver such other instruments of conveyance as the Buyer may reasonably request in order to effect the sale, transfer, conveyance and assignment to the Buyer of the Acquired Assets;

             (x)  the Buyer and the Seller shall execute and deliver such other instruments as the Seller may reasonably request in order to effect the assumption by the Buyer of the Assumed Liabilities;

            (xi)  the Seller shall transfer to the Buyer all the books, records, files and other data (or copies thereof) within the possession or control of the Seller relating to the Acquired Assets and reasonably necessary for the continued operation of the Business by the Buyer;

           (xii)  the Buyer shall pay to the Seller the Purchase Price in cash by wire transfer of immediately available funds into an account designated by the Seller, which account shall be designated by the Seller two (2) Business Days prior to Closing;

          (xiii)  the Seller shall deliver to the Buyer, or otherwise put the Buyer in possession and control of, all of the Acquired Assets of a tangible nature owned by the Seller;

          (xiv)  each of the Seller and the Buyer shall deliver an opinion of its respective counsel addressed to the other Party in the form set forth in Exhibit G;

           (xv)  the Seller shall deliver fully signed releases or termination statements of all Security Interests for any Acquired Assets;

          (xvi)  the Seller shall deliver to the Buyer the Seller's calculation of the Actual Closing Date Inventory Amount; and

         (xvii)  the Parties shall execute and deliver to each other a cross-receipt evidencing the transactions referred to above.

        1.4    Consents to Assignment.

          (a)   Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign or transfer any contract, lease, authorization, license or permit, or any claim, right or benefit arising thereunder or resulting therefrom, if an attempted assignment or transfer thereof, without the consent of a third party thereto or of the issuing Governmental Entity, as the case may be, would constitute a breach thereof. If Deferred Consent is not obtained, or if an attempted assignment or transfer thereof would be ineffective or would affect the rights thereunder so that the Buyer would not receive all such rights, then, in each such case, (a) the Deferred Item shall be withheld from sale pursuant to this Agreement without any reduction in the Purchase Price, (b) from and after the Closing, the Seller and the Buyer will cooperate, in all reasonable respects, to obtain such Deferred Consent as soon as practicable after the Closing, provided that the Seller shall not be required to make any payments to any counterparty to a Contract or agree to any material undertakings in connection therewith, and (c) until such Deferred Consent is obtained, the Seller and the Buyer will cooperate, in all reasonable respects, to provide to the Buyer the benefits under the Deferred Item to which such Deferred Consent relates (with the Buyer entitled to all the gains and responsible for all the losses, Taxes, Liabilities and/or obligations thereunder). In particular, in the event that any such Deferred Consent is not obtained prior to the Closing, then the Buyer and the Seller shall enter into such arrangements

  (including subleasing or subcontracting if permitted) to provide to the Parties the economic and operational equivalent of obtaining such Deferred Consent and assigning or transferring such contract, lease, authorization, license or permit, including enforcement for the benefit of the Buyer of all claims or rights arising thereunder, and the performance by the Buyer of the obligations thereunder on a prompt and punctual basis.

          (b)   From and after the Closing, the Seller hereby irrevocably constitutes and appoints the Buyer or Buyer's designee as the Seller's true and lawful attorney in fact, to execute and deliver any and all documents and instruments in the name of the Seller and to take all such action and do all such things as the Seller could personally do if present to the extent necessary or required to carry out the provisions of this Agreement, including, without limitation Section 9.9 (it being agreed that the Buyer and its designees shall have no authority to obligate the Seller to make any payments or agree to any material undertakings inconsistent with this Agreement). The power of attorney is irrevocable and is deemed coupled with an interest.

        1.5    Further Assurances.    At any time and from time to time after the Closing Date, as and when requested by any Party hereto and at such Party's expense, the other Party or Parties shall promptly execute and deliver, or cause to be executed and delivered, all such documents, instruments and certificates and shall take, or cause to be taken, all such further or other actions as are reasonably necessary to evidence and effectuate the transactions contemplated by this Agreement, without additional consideration.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE SELLER

        The Seller represents and warrants to the Buyer that the statements contained in this Article II are true and correct as of the date hereof, subject to the Disclosure Schedule. The Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article II. The disclosures in a section or subsection of the Disclosure Schedule shall qualify a subsection in this Article II to the extent that such subsection of a representation in this Article II is qualified by an express reference to the Disclosure Schedule corresponding to such subsection. If such disclosure complies with the prior sentence, then such disclosure shall also qualify other provisions of the Disclosure Schedule to the extent it is reasonably clear from a reading of the disclosure that such disclosure is applicable to such subsection so qualified. The inclusion of any information in the Disclosure Schedule (or any update thereto) shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material to the Business, has resulted in or would result in a Business Material Adverse Effect, or is outside the ordinary course of business. For purposes of this Agreement, the phrase "to the knowledge of the Seller" or any phrase of similar import shall mean and be limited to the actual knowledge of the following individuals: (i) The Chief Executive Officer, President and Interim Chief Financial Officer, and (ii) the Deputy General Counsel, Secretary and Treasurer, and (iii) the Controller.

        2.1    Organization, Qualification and Corporate Power.

          (a)   The Seller is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and is duly qualified to conduct business under the Laws of each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities, in each case as they relate exclusively to the Business, makes such qualification necessary, except for any such failure to be qualified that would not reasonably be expected to result in a Business Material Adverse Effect. The Seller has all requisite corporate power and authority to own, hold and use the Acquired Assets and to carry on the business in which it is now engaged and to own and use the properties now owned and used by it.

          (b)   The Seller has made available to the Buyer correct and complete copies of its Certificate of Incorporation and Bylaws (each as amended to date). The minute books (containing the records of meetings of the stockholders and the board of directors) and the stock record books of the Seller are correct and complete in all material respects. The Seller is not in default under or in violation of any provision of its Certificate of Incorporation or Bylaws.

          (c)   Except as provided in Section 2.1 (c) of the Disclosure Schedule, the Seller does not have any subsidiaries and does not own any securities of any corporation or any other interest in any Person.

        2.2    Capitalization.    The authorized capital stock of the Seller consists of (a) 65,000,000 shares of common stock, $0.01 par value per share, of which, as of the date of this Agreement, 46,076,551 shares were issued and outstanding, and (b) 5,000,000 shares of Preferred Stock, $0.01 par value per share, of which, as of the date of this Agreement, no shares were issued and outstanding. There are no outstanding agreements or commitments to which the Seller is a party or which are binding upon the Seller providing for the redemption of any of its capital stock.

        2.3    Authority.    The Seller has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder. The execution and delivery by the Seller of this Agreement and, subject to obtaining the Requisite Stockholder Approval, which is the only approval required from the Seller's stockholders, the performance by the Seller of the transactions contemplated by the Agreement and the Ancillary Agreements have been validly authorized by all necessary corporate action on the part of the Seller. This Agreement has been, and such Ancillary Agreements will be, validly executed and delivered by the Seller and, assuming this Agreement and each such Ancillary Agreement constitute the valid and binding obligation of the Buyer, constitutes or will constitute a valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses.

        2.4    Noncontravention.    Neither the execution and delivery by the Seller of this Agreement or the Ancillary Agreements, nor the consummation or performance by the Seller of the transactions and obligations contemplated hereby or thereby, will:

          (a)   conflict with or violate any provision of the Certificate of Incorporation, Bylaws or other organizational documents of the Seller;

          (b)   except as set forth in Section 2.4(b) of the Disclosure Schedule, require on the part of the Seller any filing with, or any Permit, or other authorization, consent or approval of, any Governmental Entity;

          (c)   except as set forth in Section 2.4(c) of the Disclosure Schedule, conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate or modify, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness or Security Interest to which the Seller is a party or by which the Seller is bound or to which any of its assets is subject; or

          (d)   violate any order, writ, injunction or decree specifically naming, or Law applicable to the Seller or any of its properties or assets.

        2.5    SEC Documents; Financial Statements.

          (a)   The Seller SEC Documents, as of their respective dates, (i) were or will be filed on a timely basis, (ii) at the time filed, complied, or will comply when filed, as to forms in all material respects with the applicable requirements of the Securities Act, the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Seller SEC Documents, and (iii) did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Seller SEC Documents or necessary in order to make the statements in such Seller SEC Documents, in the light of the circumstances under which they were or are made, not misleading. As used in this Section 2.5, the term "file" shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC consistent with the applicable requirements of the SEC.

          (b)   The Seller has furnished the Buyer with copies of the Financial Statements. The Financial Statements have been prepared in accordance with GAAP and the methodologies described in the footnotes thereto and fairly present, in all material respects, the financial condition and results of operations and cash flows of the Seller as of the respective dates thereof and for the periods referred to therein in accordance with such methodologies; provided, however, that the unaudited Financial Statements for the current calendar year referred to in clause (b) of the definition of such term are subject to normal year-end adjustments and do not include footnotes.

          (c)   The Seller does not have now, and has never had, any Contract pursuant to which any Person other than a wholesaler of the Products issues or is entitled to issue chargebacks to the Seller, and, as of the Closing Date, the Seller will have no Liability for any chargebacks made by Persons other than wholesalers. Without limitation of the foregoing, no distributor of the Products makes or is entitled to make any chargeback against amounts otherwise owed to the Seller, except for chargebacks made by such distributor through a wholesaler which in turn issues the chargeback to the Seller.

          (d)   Section 2.5(d) of the Disclosure Schedule sets forth, with respect to each presentation of the Products with respect to each wholesaler and distributor, a true and accurate calculation of the Seller's average quarterly sales volume for the twelve months ended September 30, 2008.

        2.6    Absence of Certain Changes.    Except as contemplated by this Agreement, between the Balance Sheet Date and the date of this Agreement, there have not been any changes in the financial condition or results of operations of the Business, except for any changes that would not reasonably be expected to result in a Business Material Adverse Effect. Except as contemplated by this Agreement or as disclosed in the Seller SEC Documents filed prior to the date of this Agreement, between the Balance Sheet Date and the date of this Agreement, the Seller has not taken any of the following actions (or permitted any of the following events to occur) with respect to the Business:

          (a)   sold, assigned or transferred any portion of the Acquired Assets in a single transaction or series of related transactions in an amount in excess of one hundred fifty thousand dollars ($150,000) in the aggregate, except in the ordinary course of business or as set forth in Section 2.6(a) of the Disclosure Schedule;

          (b)   suffered any extraordinary losses (whether or not covered by insurance) material to the Business;

          (c)   made any capital expenditures or commitments therefor in an amount in excess of one hundred fifty thousand dollars ($150,000) in the aggregate, except in the ordinary course of business or as set forth in Section 2.6(c) of the Disclosure Schedule;

          (d)   acquired any operating business, whether by merger, stock purchase or asset purchase, except for any such business which did not become part of the Business;

          (e)   incurred or guaranteed any indebtedness for borrowed money or other Liabilities, except in the ordinary course of business;

          (f)    materially changed its accounting principles, methods or practices, except in each case to conform to changes in GAAP or applicable local generally accepted accounting principles; or

          (g)   suffered a discontinuation or loss of insurance;

          (h)   disposed of, or suffered any lapse or loss of, any Designated Intellectual Property;

          (i)    incurred or granted any lien, pledge or other Security Interest, other than in the ordinary course of business; or

          (j)    entered into any agreement or commitment with respect to any of the matters referred to in paragraphs (a) through (i) of this Section 2.6.

        2.7    Undisclosed Liabilities.    The Business does not have any Liability of a nature which is material to the Business, except for (a) Liabilities shown on the Most Recent Balance Sheet, (b) Liabilities which have arisen since the Balance Sheet Date in the ordinary course of business, (c) Liabilities under Contracts which are not required by GAAP to be reflected on a balance sheet or in the footnotes thereto other than any Liability relating to any breach or default under, or violation of, such Contracts, (d) other Liabilities incurred in the ordinary course of business which are not required by GAAP to be reflected on a balance sheet or in the footnotes thereto and do not relate to a breach of, or default in or under, any representation, warranty or covenant made by the Seller in this Agreement, (e) the Excluded Liabilities which are not required by GAAP to be reflected on a balance sheet or in the footnotes thereto and do not relate to a breach of, or default of or under, any representation, warranty or covenant made by the Seller in this Agreement, and (f) Liabilities set forth Section 2.7 of the Disclosure Schedule,.

        2.8    Tax Matters.

          (a)   Except as set forth in Section 2.8(a) of the Disclosure Schedule, the Seller has filed or had filed on its behalf all material Tax Returns that it was required to file (separately or as part of a consolidated, combined or unitary group) and all such Tax Returns were correct and complete. Except as set forth in Section 2.8(a) of the Disclosure Schedule, all material Taxes owed by the Seller (whether or not shown on any Tax Return) have been timely paid. All material Taxes that the Seller is or was required by Law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity.

          (b)   There are no liens for Taxes on any of the Acquired Assets, other than with respect to liens for Taxes not yet due and payable.

          (c)   The federal income Tax Returns of the Seller have been audited by the Internal Revenue Service or are closed by the applicable statute of limitations for all taxable years through the taxable year ended on December 31, 2004. No examination or audit of any Tax Return of the Seller by any Governmental Entity is currently in progress or, to the knowledge of the Seller, threatened or contemplated. Except as set forth in Section 2.8(c) of the Disclosure Schedule, the Seller has not been notified in writing by any jurisdiction that the jurisdiction believes that the Seller was required to file any Tax Return that was not filed. The Seller has not waived any statute of limitations in respect of Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

          (d)   The Seller has not been a member of a group with which it has filed or been included in a combined, consolidated or unitary income Tax Return.

          (e)   If the Seller engages in any transaction described in I.R.S. Notice 2008-20, then the Seller shall provide any information to the Buyer necessary for the Buyer to comply with its disclosure and reporting requirements under Section 6011 of the Code, and the Treasury Regulations promulgated thereunder.

        2.9    Assets.

          (a)   Section 2.9(a) of the Disclosure Schedules contains an accurate and complete list, as of the date hereof, of all (i) tangible personal property of the Seller used exclusively or primarily in connection with the Business; grouped as to type, showing cost, accumulated depreciation and net book value; (ii) Intangibles, showing cost or amount capitalized, accumulated amortization and net book value and (iii) Inventory, including Inventory held by wholesalers and distributors.

          (b)   Seller has good legal title to, a valid leasehold interest in or a valid license or right to use, all of the material tangible personal property reflected on the Most Recent Balance Sheet (other than property sold, consumed or otherwise disposed of in the ordinary course of business since the Balance Sheet Date), free and clear of all Security Interests.

          (c)   The Acquired Assets are all of the assets required or necessary to conduct the Business in all material respects as currently conducted by the Seller.

        2.10    Intellectual Property.

          (a)   Section 2.10(a) of the Disclosure Schedule sets forth a complete list as of the date of this Agreement of all Patents, Trademarks and Copyright registrations that are owned by the Seller, or to which Seller has acquired rights from third parties: (i) that are identical to the Patents, Trademarks and Copyright registrations identified on Schedule 1.1(a)(ii); and (ii) constitute all Patents, Trademarks and Copyright registrations that are owned by the seller, or to which seller has acquired rights from third parties that are required or necessary to conduct the Business as currently conducted or planned to be conducted. The Seller owns, licenses, or otherwise possesses valid rights to use, all Designated Intellectual Property. Except as set forth in Section 2.10(a) of the Disclosure Schedule under the column captioned "Own Int," the Seller has sole and exclusive, good, marketable and transferable title with respect to the Designated Intellectual Property, free and clear of any Security Interest; and, except as set forth in Section 2.10(a) of the Disclosure Schedule under the caption "Royalties," no royalties or other consideration are payable in connection with the Seller's use and enjoyment of the Designated Intellectual Property. To the knowledge of the Seller, the consummation of the transactions contemplated hereby does not and will not conflict with or result in the abandonment, cancellation, diminution or unenforceability of any Designated Intellectual Property. All patents and patent applications listed in Section 2.10(a) of the Disclosure Schedule are subsisting and Seller has not been advised by legal counsel that any of the Patents listed in Section 2.10(a) of the Disclosure Schedule is invalid or unenforceable. Seller has, with respect to the Patents listed in Section 2.10(a) of the Disclosure Schedule, complied with its duty of candor to the United States Patent and Trademark Office and patent offices in all jurisdictions outside the United States in which applications for the Patents listed in Section 2.10(a) of the Disclosure Schedule have been filed or prosecuted. Each license, sublicense or other Contract to which the Seller is a party or by which the Seller is bound under which any rights, title or interest in and/or ownership of any Designated Intellectual Property, or any prior version thereof, was acquired, is granted by the Seller to another Person, or is granted by another Person to the Seller is a valid and binding obligation of the Seller and, to the knowledge of the Seller, of each other party thereto. Neither the Seller nor, to the knowledge of the Seller, any other Person, is in breach or violation of, or default under, any such license, sublicense or other Contract, and no event has occurred, is pending or, to the knowledge of the Seller, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Seller or, to the knowledge of the Seller, any other Person under such license, sublicense or other Contract. Except for the licenses identified in Section 2.10 (a) of the Disclosure Schedule under the caption "Licenses," the Seller has not granted to any third party any license or right to the Designated Intellectual Property.

          (b)   To the knowledge of the Seller, all Designated Intellectual Property set forth in Section 2.10(a) of the Disclosure Schedule is: (i) valid, (ii) subsisting (except for the registered trademarks designated as abandoned in Section 2.10(a) of the Disclosure Schedule), and (iii) enforceable (to the extent consisting of an issued patent or a registered trademark).

          (c)   The Designated Intellectual Property has not been obtained through any fraudulent activity or misrepresentation. There are no claims pending or threatened that challenge the validity or the enforceability of any Designated Intellectual Property.

          (d)   To the knowledge of the Seller, no third party has infringed, violated, misappropriated, or diluted or is infringing, violating, misappropriating, or diluting any Designated Intellectual Property. With respect to the Business, the Seller has not asserted a claim against any Person with respect to ownership or use of any Designated Intellectual Property.

          (e)   To the knowledge of the Seller, the Business as previously or presently conducted does not infringe, violate, or misappropriate any valid patents, trademarks, trade names, service marks, copyrights or other intellectual property rights of any third party. No third party has notified the Seller in writing that (i) any of such third party's intellectual property rights are infringed by the Seller, or (ii) the Seller requires a license to any of such third party's intellectual property rights in order for the Seller to be non-infringing. The Seller has not received any written offer to license (or any other form of written notice of) any third party's intellectual property rights.

          (f)    Except as set forth on Section 2.10(f) of the Disclosure Schedule no Intangibles rights of any third party are used in the Business or to market, offer for sale, sell, license, or otherwise dispose of the Products.

          (g)   Except as set forth on Section 2.10(g) of the Disclosure Schedule all of the Seller Intellectual Property was created by regular full time employees of the Seller within the scope of their employment who have executed confidentiality and assignment of inventions agreement(s), or each author, inventor or developer of such Seller Intellectual Property has irrevocably assigned to the Seller in writing all proprietary rights in such Person's work with respect to such Seller Intellectual Property. The works of authorship included in such Seller Intellectual Property were not copies of, nor derived from, any works of authorship for which the Seller does not own the Intellectual Property, and no other Person has any claims to authorship or ownership of any part thereof. None of the Seller Intellectual Property has been misappropriated from any third party.

          (h)   All Patents, Trademarks, and Copyrights listed in Section 2.10(a) of the Disclosure Schedule (i) with respect to issued patents and registered trademarks, have been duly registered or issued to the Seller by the appropriate Government Entity and with respect to pending patent application or trademark applications have been duly recorded to the Seller by the appropriate Government Entity; (ii) except for the trademarks designated as abandoned in Section 2.10(a) of the Disclosure Schedule, are currently in compliance in all material respects with all applicable Laws and other legal requirements (including, as applicable, application, registration and maintenance requirements, such as the timely post-registration filing of affidavits of use and incontestability and renewal applications with respect to Trademarks, and the payment of filing, examination and annuity and maintenance fees with respect to patents); and (iii) are not subject to any maintenance fees or actions falling due within ninety (90) days after the Closing Date. No Trademark listed in Section 2.10(a) of the Disclosure Schedule is currently involved in any opposition or cancellation proceeding and, to the knowledge of the Seller, no such action has been threatened with respect to any of those Trademarks. No Patent owned by the Seller is currently involved in any interference, reissue, re-examination or opposition proceeding and, to the knowledge of the Seller, no such action has been threatened with respect to any such Patent.

          (i)    All material Trademarks of the Seller within the Designated Intellectual Property and currently used in the operation of the Business have been in continuous use by the Seller since the date of their initial use in commerce. To the knowledge of the Seller, there has been no prior use of any registered Trademarks owned by the Seller or other action taken by any third party that would confer upon such third party superior rights in such Trademarks. The Seller has taken reasonable steps to prevent infringement of the Trademarks referenced in the first sentence of this subsection 2.10(i).

          (j)    The Seller has taken reasonable steps to protect its rights in material confidential information and trade secrets owned by the Seller or disclosed to the Seller by a third party and used in connection with the conduct of the Business. Without limiting the foregoing, the Seller has enforced a policy of requiring each employee with access to confidential information or trade secrets to execute proprietary information, invention assignment and confidentiality agreements, and each consultant and contractor with access to confidential information or trade secrets to execute confidentiality agreements, as appropriate, substantially consistent with the Seller's standard forms (complete and current copies of which have been delivered or made available to the Buyer). Except under valid and binding confidentiality obligations, there has been no material disclosure by the Seller to a third party of any confidential information or trade secrets used in connection with the conduct of the Business.

          (k)   Each domain name included in the Acquired Assets is free and clear of all Security Interests and is in full force and effect. The Seller has paid all fees required to maintain each such registration. To the knowledge of the Seller, none of the Seller's registrations or uses of the domain names included in the Acquired Assets has been disturbed or placed "on hold" and the Seller has not received written notice of any claim asserted against the Seller adverse to its rights to such domain names.

          (l)    None of the Seller Intellectual Property listed on Section 2.10(a) of the Disclosure Schedule is owned by or registered in the name of any current or former owner, shareholder, partner, director, executive, officer, employee, salesman, agent, customer, representative or contractor of the Seller nor does any such Person have any interest therein or right thereto, including the right to royalty payments.

          (m)  Section 2.10(m) of the Disclosure Schedule sets forth all the Intangibles of the Seller that are not owned by the Seller, that are proprietary to any third party and that are used, held, or owned in connection with the Business or the marketing, licensing, sale, improvement, modification or exercise of any other right, title, or interest in, to, or under the Products.

          (n)   Designated Intellectual Property does not include any software that is subject to "copyleft" shareware or freeware licensing, and does not contain any material bug, worm, defect, or other code that would significantly harm the data, security, or operation of the Business or the computer systems or networks of the Business.

        2.11    Contracts.

          (a)   Section 2.11 of the Disclosure Schedule sets forth an accurate and complete list of all of the following Designated Contracts to which the Seller is a party or by which it or the Business is bound as of the date of this Agreement that relate to the Business (excluding any contracts or agreements relating to Excluded Assets or Excluded Liabilities):

              (i)  any Contract for the lease of personal property from or to third parties providing for lease payments the remaining unpaid balance of which is in excess of twenty five thousand dollars ($25,000);

             (ii)  any Contract for the purchase of any products or services under which the undelivered balance of, or Liability with respect to, such products and services is in excess of twenty five thousand dollars ($25,000), other than agreements executed in the ordinary course of business;

            (iii)  any Contract with any existing Customer or other Contract which involves a payment to be made to the Seller in excess of twenty-five thousand dollars ($25,000), for the sale of goods and services;

            (iv)  any Contract for the acquisition by the Seller of any operating business, whether by merger, stock purchase or asset purchase, except for any such business which did not or will not become part of the Business;

             (v)  any Contract establishing a partnership or joint venture;

            (vi)  any Contract under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness the outstanding balance of which is more than twenty-five thousand dollars ($25,000) or under which it has imposed a Security Interest on any of its material assets, tangible or intangible, relating to the Business, except for Security Interests relating to any capitalized lease financing;

           (vii)  any Contract under which any rights, title or interest in and/or ownership of any Seller Intellectual Property, or any prior version thereof, or any part of the customer base, business or assets of the Seller (or any of its predecessors) was acquired, is granted by the Seller to another Person, or is granted by another Person to the Seller;

          (viii)  any Contract that contains one or more clauses that: (A) prohibit the Seller from soliciting, or otherwise provide a restrictive covenant prohibiting the Seller from soliciting, any employee or customer of any other Person or (B) prohibit the Seller from engaging, or otherwise provide a restrictive covenant prohibiting the Seller from engaging, in any business;

            (ix)  any Contract related to the manufacturing and/or supply of any of the Products, or other components needed to produce any of the Products;

             (x)  any Contracts relating to the conduct of clinical trials or studies involving or related to any of the Products, including, without limitation, Contracts with investigators, institutions and contract research organizations;

            (xi)  any Contract relating to the storage, distribution, and shipping of any of the Products, and

           (xii)  any Contract relating to the Business (excluding Contracts which constitute Insurance Policies) with remaining revenues in excess of twenty-five thousand dollars ($25,000) or have any Liability remaining in excess of $25,000; provided, however, that no agreement referred to in clauses (i) through (xii) above need be disclosed unless the Seller currently has, or may in the future have, any rights or Liabilities thereunder. A description of each oral Designated Contract is included on Section 2.11 of the Disclosure Schedule.

          (b)   The Seller has made available to the Buyer a complete and accurate copy of each Designated Contract. Each Designated Contract is a valid and binding obligation of the Seller and, to the knowledge of the Seller, of each other party thereto. Neither the Seller nor, to the knowledge of the Seller, any other Person, is in breach or violation of, or default under, any such Designated Contract, and no event has occurred, is pending or, to the knowledge of the Seller, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Seller or, to the knowledge of the Seller, any other Person under such Designated Contract.

          (c)   The Seller has not received any written notice or other written communication regarding any actual, alleged, possible or potential violation or breach of, or default under, any Designated Contract or threatened termination of any Designated Contract or customer relationship. The Seller has not waived any of its rights under any Designated Contract which would impose any Liability upon the Buyer or would affect any rights of the Buyer under any Designated Contract after the Closing Date.

          (d)   With respect to the Business, there are no currently outstanding proposals or offers submitted by the Seller to any customer, prospect, supplier or other Person which, if accepted, would result in a legally binding Contract involving an amount or commitment exceeding twenty five thousand dollars ($25,000) in any single case or an aggregate amount or commitment exceeding fifty thousand dollars ($50,000) in the aggregate.

        2.12    Litigation.    As of the date of this Agreement, there is not pending, and to the knowledge of the Seller not threatened, any material (a) judgment, order, decree, stipulation or injunction of any Governmental Entity specifically naming the Seller, the Acquired Assets or the Business and (b) action, suit, investigation, audit, or proceeding by or before any Governmental Entity or any other Person to which the Seller or the Acquired Assets is or are a party.

        2.13    Employment Matters.    The Seller is not a party to or bound by any collective bargaining agreement relating to the Business, nor with respect to the Business, has the Seller experienced any material strikes, grievances, claims of unfair labor practices or other collective bargaining disputes.

        2.14    Environmental Matters.

          (a)   The Business' operations at the Business Properties are and have been in compliance in all material respects with applicable Environmental Laws. There has been no Release or threatened Release of any Materials of Environmental Concern by Seller or any predecessor in interest in violation of any applicable Environmental Laws or that requires investigation or remediation under, or has otherwise created any Liability under, any applicable Environmental Laws.

          (b)   There is no pending and, to the knowledge of Seller, no threatened civil or criminal litigation, violation, hearing, proceeding, investigation, demand or claim relating to any Environmental Law involving the Business, any of the Business Properties or any property formerly owned or operated by the Seller or Seller's predecessors in interest;

          (c)   The Seller has and had all those Permits required under Environmental Law to operate the Business and Business Properties as and when operated by the Seller.

          (d)   The Seller has not received any written requests, and, to the knowledge of the Seller, has not received any oral requests, for information under any Environmental Law with regard to the disposal of Materials of Environmental Concern at any location. The Seller has provided or made available to the Buyer true and complete copies of all reports, studies, audits, correspondence and documents in the possession of the Seller pertaining to Environmental Matters.

          (e)   The Parties agree that the only representations and warranties of the Seller herein as to any Environmental Matters or any other obligation or Liability with respect to Materials of Environmental Concern are those contained in this Section 2.14 and Section 2.16. Without limiting the generality of the foregoing, the Buyer specifically acknowledges that the representations and warranties contained in Sections 2.12 and 2.15 do not relate to Environmental Matters.

        2.15    Legal Compliance.

          (a)   Except as set forth in Section 2.15(a) of the Disclosure Schedule, with respect to the Business, the Seller is in compliance in all material respects with applicable Laws of any federal, state, local or foreign government, or any Governmental Entity, currently in effect with respect to the Business. The Seller has not received written notice of any pending action, suit, proceeding, hearing, investigation, claim, demand or, except as set forth in Section 2.15(a) of the Disclosure Schedule, notice relating to the Business alleging any failure to so comply.

          (b)   The Seller has timely filed with the FDA all required notices, supplemental applications and annual or other reports or documents, including adverse experience reports, with respect to the Governmental Approvals. With respect to the Products, the Seller has acted, and all other Persons which have performed operations covered by the application to the knowledge of the Seller have acted, in full compliance with 21 U.S.C. Sections 351, 352 and 355; 21 C.F.R. Parts 210, 211, or 314 et seq, respectively, and all terms and conditions of such applications. Any and all development of analytical testing methods by the Seller has been conducted in accordance with protocols and standard operating procedures of the Seller and any third party engaged by the Seller in connection therewith.

          (c)   The Seller has not received any written notice that any Governmental Entity has commenced, or, to the knowledge of the Seller, threatened any action to withdraw or limit any Governmental Approval or request the recall of any of the Products, or has commenced or threatened to initiate any action to enjoin production of any of the Products at any facility.

          (d)   The Seller has established and maintains an effective system of internal policies and controls, including operational, financial reporting and organizational controls, that include training, supervision, and monitoring of sales, marketing and medical affairs personnel to comply with the requirements of all applicable Laws and Designated Contracts. The Seller's employees and agents have promoted the Products in accordance with applicable Laws, including, without limitation, any Laws relating to off-label promotion of the Products and the federal anti-kickback statute, Section 1128B(b) of the Social Security Act.

          (e)   The Seller has taken reasonable actions to ensure that all discounts and price reductions offered to its customers fall within the discount safe-harbor to the federal anti-kickback statute, as described in 42 U.S.C. 1320a-7b(b)(3)(A) and 42 C.F.R. 1001.952(h). Any payments or fees paid to group purchasing organizations comply with the applicable safe-harbor in 42 C.F.R. § 1001.952(j).

          (f)    With respect to the Business and the Product, the Seller has delivered or made available to the Buyer copies of all (i) Governmental Approvals, (ii) reports of inspection observations in the Seller's possession with respect to any manufacturers or suppliers of Product or components thereof, (iii) establishment inspection reports in the Seller's possession, (iv) certificates of analysis for each lot of Inventory, (v) warning or untitled letters as well as any other documents received by the Seller from the FDA or any other Governmental Entity to the extent related to the Products or the Business that assert lack of compliance with any applicable Law or regulatory requirements (including those of the FDA) by the Seller with respect to any manufacturers or suppliers of Products or components thereof.

          (g)   The third parties engaged by the Seller to provide storage, distribution or shipping of any of the Products are contractually required to comply in all material respects with all Laws applicable to such storage, distribution or shipping and the third parties engaged by the Seller to manufacture any of the Products are contractually required to comply in all material respects with all Laws applicable to the manufacture and testing of the Products.

        2.16    Permits.

          (a)   Section 2.16 of the Disclosure Schedule lists all Permits held by the Seller with respect to the Products or the Business including environmental Permits. Each Permit listed in Section 2.16 of the Disclosure Schedule is in full force and effect and the Seller is not in violation of or default under any Permit and no suspension or cancellation of any such Permit has been threatened in writing.

          (b)   Section 2.16(b) of the Disclosure Schedule accurately lists all the Investigational New Drug applications ("INDs") that the Seller has submitted to the FDA for the Products and accurately states the current status of any clinical trials being conducted pursuant to those INDs.

          (c)   Section 2.16(c) of the Disclosure Schedule accurately lists all the NDA applications that the Seller has submitted to the FDA for the Products, and the Seller made available to the Buyer all communications from the FDA relating to those applications and submissions.

          (d)   The Seller has obtained and holds and any Person acting for, or under any Designated Contract with, the Seller holds all Permits required for the lawful operation of the Business as and where such business has been and is presently conducted. All Permits in the Seller's possession are listed on Section 2.16 of the Disclosure Schedule and complete copies of such Permits have been delivered to the Buyer.

        2.17    Business Relationships with Affiliates.    Section 2.17 of the Disclosure Schedule lists any agreements with respect to the Business whereby any Affiliate of the Seller directly or indirectly (a) owns any property or right, tangible or intangible, which is used in and material to the Business, (b) has any material claim or cause of action against the Business, or (c) is a party to any Contract with the Seller or owes any money to, or is owed any money by, the Seller or the Business.

        2.18    Inventory and Accounts Receivable.

          (a)   All inventory of the Seller pertaining to the Business reflected on the Most Recent Balance Sheet is usable and saleable in the ordinary course of business, except for excess and obsolete items and items of below-standard quality, all of which have been written-off or written-down to net realizable value on the Most Recent Balance Sheet. All inventories not written-off have been priced at the lower of cost or market value on a first-in, first-out basis.

          (b)   The Inventory sold and delivered to the Buyer hereunder at Closing shall be free from defects and conform to its specifications and Governmental Approvals and shall not be adulterated or misbranded within the meaning of the FDA Act and is free and clear of all Security Interests. The Inventory has been manufactured, packaged, labeled, stored, and loaded for shipment, as the case may be, in accordance with its specifications, cGMP, all Laws, including, without limitation, those relating to environmental Law and safety. In connection with the Business, the Seller has not used in any capacity the services of any Person debarred under the U.S. Generic Drug Enforcement Act, 21 U.S.C. §335a(k)(1) and further has not used any Person who has been convicted of a crime as defined under the U.S. Generic Drug Enforcement Act in connection with the services rendered to the Seller.

          (c)   All of the Accounts Receivable of the Seller (i) have arisen in the ordinary course of business and (ii) resulted from a bona fide sale to a customer, and all defenses, offsets, allowances, credits, or disputes with regard to any of such accounts have been adequately reserved for in the financial statements of the Seller. No Person has any Security Interest on such receivables or any part thereof, and no agreement for deduction, free goods, discount or other deferred price or quantity adjustment has been made with respect to such receivables. Section 2.18 of the Disclosure Schedule sets forth all Accounts Receivable (including the Account Receivable debtor) that have been outstanding for more than 120 days.

        2.19    Insurance.    Section 2.19 of the Disclosure Schedule lists each material Insurance Policy relating exclusively or primarily to the Business to which the Seller is a party, all of which are in full force and effect. There is no material claim pending under any such policy. The Seller has not received written notice of any threatened termination of any such policy.

        2.20    Opinion of Financial Advisor.    The financial advisor of the Seller, Cowen and Company, LLC, has delivered to the Seller an opinion dated the date of this Agreement to the effect that, as of such date, the Purchase Price is fair to the Seller from a financial point of view.

        2.21    Section 203 of the DGCL.    The Seller's board of directors has taken all actions necessary so that the restrictions contained in Section 203 of the DGCL applicable to a "business combination" (as defined in Section 203) shall not apply to the execution, delivery or performance of this Agreement, or the consummation of the transactions contemplated by this Agreement.

        2.22    Brokers.    No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action, agreement or commitment of the Seller or any of its Affiliates, to any broker's, finder's, financial advisor's or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except Cowen and Company, LLC and HKS and Company, Inc., whose fees and expenses shall be paid by the Seller. The Seller has made available to the Buyer a complete and accurate copy of all agreements pursuant to which Cowen and Company, LLC and HKS and Company, Inc. is (are) entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE BUYER

        The Buyer represents and warrants to the Seller that the statements contained in this Article III are true and correct as of the date hereof. For purposes of this Agreement, the phrase, "to the knowledge of the Buyer" or any phrase of similar import shall mean and be limited to the actual knowledge of the following individuals: Peter Jenkins, CEO of the Buyer and Stuart Hinchen, President of the Buyer.

        3.1    Organization and Corporate Power.    The Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Buyer has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

        3.2    Authority.    The Buyer has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it will be a party and to perform its obligations hereunder and thereunder. The execution and delivery by the Buyer of this Agreement and such Ancillary Agreements and the consummation by the Buyer of the transactions contemplated hereby and thereby have been validly authorized by all necessary action on the part of the Buyer. This Agreement has been, and such Ancillary Agreements will be, validly executed and delivered by the Buyer and, assuming this Agreement and each such Ancillary Agreement constitute the valid and binding obligation of the Seller, constitutes or will constitute a valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar Laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses.

        3.3    Noncontravention.    Neither the execution and delivery by the Buyer of this Agreement or the Ancillary Agreements to which the Buyer will be a party, nor the consummation or performance by the Buyer of the transactions and obligations contemplated hereby or thereby, will:

          (a)   conflict with or violate any provision of the operating agreement or other organizational documents of the Buyer;

          (b)   require on the part of the Buyer any filing with, or permit, authorization, consent or approval of, any Governmental Entity, except for any filing, permit, authorization, consent or approval;

          (c)   conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate or modify, or require any notice, consent or waiver under, any contract or agreement to which the Buyer is a party or by which the Buyer is bound; or

          (d)   violate any order, writ, injunction or decree specifically naming, or Law applicable to, the Buyer or any of its properties or assets.

        3.4    Litigation.    There are no actions, suits, claims or legal, administrative or arbitratorial proceedings pending against, or, to the Buyer's knowledge, threatened against, the Buyer which would adversely affect the Buyer's performance under this Agreement or the consummation of the transactions contemplated by this Agreement.

        3.5    Financing.    The Buyer has entered into agreements for financing that, if funded in accordance with their terms, will provide the Buyer with sufficient funds to consummate the transactions contemplated by this Agreement. As of the date hereof, such agreements are in effect and the Buyer does not have any reason to believe that any of the conditions to the funding contemplated by such agreements will not be satisfied (other than as a result of a failure of the conditions set forth in Section 5.1 of this Agreement) or that the financing contemplated thereunder will not be available to the Buyer on the Closing Date if all of the conditions to Closing in this Agreement are satisfied. For avoidance of doubt, it shall not be a condition to Closing for the Buyer to obtain the financing under such agreements.

        3.6    Solvency.    Immediately after giving effect to the transactions contemplated by this Agreement and the closing of any financing to be obtained by the Buyer or any of its Affiliates in order to effect the transactions contemplated by this Agreement, the Buyer shall be able to pay its debts as they become due and shall own property having a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent Liabilities). Immediately after giving effect to the transactions contemplated by this Agreement and the closing of any financing to be obtained by the Buyer or any of its Affiliates in order to effect the transactions contemplated by this Agreement, the Buyer shall have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement and the closing of any financing to be obtained by the Buyer or any of its Affiliates in order to effect the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Buyer.

        3.7    Due Diligence by the Buyer.    The Buyer acknowledges that it has conducted to its satisfaction an independent investigation of the financial condition, results of operations, assets, Liabilities, properties and projected operations of the Business and, in making its determination to proceed with the transactions contemplated by this Agreement, the Buyer has relied solely on the results of its own independent investigation and the representations and warranties of the Seller set forth in Article II, including the Disclosure Schedule and other Schedules hereto (and any updates thereto). Such representations and warranties by the Seller constitute the sole and exclusive representations and warranties of the Seller to the Buyer in connection with the transactions contemplated hereby, and the Buyer acknowledges and agrees that the Seller is not making any representation or warranty whatsoever, express or implied, beyond those expressly given in this Agreement, including any implied warranty as to condition, merchantability, or suitability as to any of the assets of the Business and it is understood that the Buyer takes the Acquired Assets and the Business as is and where is (but subject to the benefit of the representations and warranties set forth in this Agreement). The Buyer further acknowledges and agrees that any cost estimates, projections or other predictions that may have been provided to the Buyer or any of its employees, agents or representatives are not representations or warranties of the Seller or any of its Affiliates unless expressly set forth in this Agreement.

ARTICLE IV
PRE-CLOSING COVENANTS

        4.1    Closing Efforts.    Subject to the terms hereof, each of the Parties shall use reasonable commercial efforts to take all actions and to do all things reasonably necessary or advisable to consummate the transactions contemplated by this Agreement, including using reasonable commercial efforts to: (i) obtain all Third Party Consents, (ii) effect all Governmental Filings and (iii) otherwise comply in all material respects with all applicable Laws in connection with the consummation of the transactions contemplated by this Agreement. The Seller shall bear any out-of-pocket costs associated with obtaining such Third Party Consents. Each Party shall promptly notify the other Party of any fact, condition or event known to it that would reasonably be expected to prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement. Each Party shall give prompt notice to the other Party if the breach of a representation warranty, covenant or agreement made by it in this Agreement, either individually or collectively with all other breaches by such Party of any other representation, warranty, covenant or agreement in this Agreement, constitutes or would reasonably be expected to constitute in the case of the Seller, a Business Material Adverse Effect or in the case of the Buyer, a Buyer Material Adverse Effect, provided, however, the delivery of any notice or failure to deliver any notice will not limit or otherwise affect the remedies available hereunder to a Party.

        4.2    Operation of Business.

          (a)   Except as contemplated by this Agreement, during the period from the date of this Agreement until the Closing Date, the Seller shall use reasonable commercial efforts to conduct the operations of the Business in the ordinary course and to preserve the Business, keep the Acquired Assets in good condition and repair, and maintain relationships with customers and suppliers. Without limiting the generality of the foregoing and except as set forth in Schedule 4.2, prior to the Closing, the Seller shall not, without the written consent of the Buyer:

              (i)  amend its Certificate of Incorporation, Bylaws or other organizational documents in a manner that could have an adverse effect on the transactions contemplated by this Agreement;

             (ii)  sell, assign or transfer any portion or interest in any of the Products other than in the ordinary course of the business, or sell, assign or transfer any portion of the other Acquired Assets in a single transaction or series of related transactions in an amount in excess of two hundred fifty thousand dollars ($250,000), except for sales in the ordinary course of business and sales, assignments or transfers of assets not used or useful in the Business;

            (iii)  incur or guarantee any indebtedness for borrowed money relating exclusively or primarily to the Business, except in the ordinary course of business;

            (iv)  make any capital expenditures or commitments therefor relating exclusively or primarily to the Business in an amount in excess of one hundred fifty thousand dollars ($150,000) in the aggregate, except in the ordinary course of business or in accordance with the Business' capital expenditure budget included in the Disclosure Schedule;

             (v)  acquire any operating business, whether by merger, stock purchase or asset purchase (except for any such business which will not become part of the Business);

            (vi)  materially change its accounting principles, methods or practices insofar as they relate to the Business, except in each case to conform to changes in GAAP;

           (vii)  enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, any Insurance Policy or Contract of a nature listed or required to be listed in Section 2.11 of the Disclosure Schedule;

          (viii)  enter into any Contract with respect to the Business or the Acquired Assets outside the ordinary course of business;

            (ix)  accelerate the delivery of sale of any of the Products or offer discounts on sales of any of the Products or premiums on purchases of new material, except in the ordinary course of the business and consistent with accepted industry practices;

             (x)  sell, assign, license or transfer any of the Designated Intellectual Property to any third party; or

            (xi)  agree in writing or otherwise to take any of the foregoing actions.

          (b)   Notwithstanding the limitations set forth in paragraph (a) above, the Seller shall be permitted to (i) accept capital contributions and loans from any of the Seller's Affiliates and (ii) use any and all cash, cash equivalents and other short term liquid investments of the Business to make dividends, distributions or other payments to any of the Seller's Affiliates.

        4.3    Access.

          (a)   The Seller shall permit the representatives of the Buyer listed on Schedule 4.3 to this Agreement to have access (at reasonable times, on reasonable prior written notice and in a manner so as not to interfere with the normal business operations of the Business) to the premises, properties, financial and accounting records, contracts, and other records and documents, of or pertaining to the Business. Notwithstanding the foregoing, the Seller shall not be obligated (i) to provide any information, documents or access to any Person unless the Buyer is responsible, pursuant to the terms of the Confidentiality Agreement, for the use and disclosure of any information obtained by such Person from the Seller, or such Person enters into a confidentiality agreement with the Seller on terms that are substantially the same as those set forth in the Confidentiality Agreement or (ii) to provide any information, documents or access that would (A) violate the provisions of any applicable Laws (including without limitation those relating to security clearance or export controls) or any confidentiality agreement to which it is a party or (B) cause the loss of the attorney-client privilege with respect thereto. Prior to the Closing, the Buyer and its representatives shall not contact or communicate with the employees, customers and suppliers of the Seller in connection with the transactions contemplated by this Agreement, except with the prior written consent of the Seller.

          (b)   The Buyer and the Seller acknowledge and agree that the Confidentiality Agreement remains in full force and effect and that information provided by the Seller or any of its Affiliates to the Buyer pursuant to this Agreement prior to the Closing shall be treated in accordance with the Confidentiality Agreement. If this Agreement is terminated prior to the Closing, the Confidentiality Agreement shall remain in full force and effect in accordance with its terms. If the Closing occurs, the Confidentiality Agreement, insofar as it covers information relating exclusively or primarily to the Business, shall terminate effective as of the Closing, but shall remain in effect insofar as it covers other information disclosed thereunder.

          (c)   After the date hereof, the Seller shall promptly make certificates of analysis relating to the Products (or either of them) available to the Buyer as they become available to the Seller.

        4.4    No Solicitation.

          (a)   Except as set forth in this Section 4.4, until the Specified Time, the Seller shall not, and shall use all reasonable efforts to cause its Representatives not to, directly or indirectly:

              (i)  solicit, initiate or knowingly facilitate or encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal;

             (ii)  enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any non-public information for the purpose of encouraging or facilitating, any Acquisition Proposal; or

            (iii)  grant any waiver or release under any standstill or similar agreement with respect to Seller's securities.

          Notwithstanding anything to the contrary set forth in this Agreement, in response to an unsolicited Acquisition Proposal that did not result from a breach of this Section 4.4, and subject to its compliance with Section 4.4(c), the Seller may (A) furnish information with respect to the Seller to any Person (and the Representatives of such Person) making an Acquisition Proposal that the Seller's board of directors determines in good faith (after consultation with outside counsel and its financial advisors) is reasonably likely to lead to a Superior Proposal, pursuant to a customary confidentiality agreement not materially less restrictive of the other party than the Confidentiality Agreement (which need not have standstill provisions), (B) engage in discussions or negotiations (including solicitation of a revised Acquisition Proposal) with such Person and its Representatives regarding any such Acquisition Proposal, and (C) amend, or grant a waiver or release under, any standstill or similar agreement with respect to any of Seller's Common Stock, subject to the Seller's board of directors having determined in good faith, after consultation with outside counsel, that failing to release such third party or waive such provisions would reasonably be expected to be inconsistent with the fiduciary duties of the Seller's board of directors under applicable Law.

          (b)   Prior to the Specified Time, the Seller's board of directors shall not:

              (i)  except as set forth in this Section 4.4, withhold, withdraw or modify, in a manner adverse to the Buyer, the approval or recommendation by the Seller's board of directors with respect to the Voting Proposal;

             (ii)  cause or permit the Seller to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement providing for the consummation of a transaction contemplated by any Acquisition Proposal (other than a confidentiality agreement referred to in Section 4.4(a) entered into in the circumstances referred to in Section 4.4(a)); or

            (iii)  except as set forth in this Section 4.4, adopt, approve or recommend any Acquisition Proposal.

          Notwithstanding anything to the contrary set forth in this Agreement, the Seller's board of directors may withhold, withdraw or modify its recommendation with respect to the Voting Proposal or approve or recommend any Superior Proposal only if the Seller's board of directors determines in good faith, after consultation with outside counsel, that failure to do so would be inconsistent with its fiduciary obligations under applicable Law.

          (c)   The Seller shall promptly advise the Buyer orally, with written confirmation to follow, of the Seller's receipt of any written Acquisition Proposal, the material terms and conditions of any such Acquisition Proposal and the identity of the Person making any such Acquisition Proposal. Subject to the fiduciary duties of the Seller's board of directors, the Seller shall keep the Buyer promptly advised of all developments that would reasonably be expected to culminate in the

  Seller's board of directors withdrawing, modifying or amending the recommendation of the Seller's board of directors in favor of the Voting Proposal or terminating this Agreement in accordance with its terms.

          (d)   Nothing contained in this Section 4.4 or elsewhere in this Agreement shall be deemed to prohibit the Seller from (i) negotiating or entering any agreement with respect to a Reverse Merger Transaction or (ii) taking and disclosing to its stockholders a position with respect to a tender offer contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or from making any disclosure to the Seller's stockholders if, in the good faith judgment of the Seller's board of directors, after consultation with outside counsel, failure to so disclose would be inconsistent with its obligations under applicable Law.

          (e)   The Seller shall, and shall direct its Representatives to, cease immediately all discussions and negotiations that commenced prior to the date of this Agreement regarding any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal.

        4.5    Disclosure Statement.

          (a)   As promptly as practicable, the Seller, at the Seller's expense, and in cooperation with the Buyer shall (i) prepare and file with the SEC the preliminary and definitive Disclosure Statement; (ii) respond to the comments of the SEC or its staff, if any, on the preliminary Disclosure Statement; and (iii) cause the definitive Disclosure Statement to be sent or given to its stockholders at the earliest practicable time after the resolution of any such comments. The Seller shall notify the Buyer promptly upon the receipt of any comments from the SEC or its staff or any other government officials pertaining to the transactions contemplated by this Agreement and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Disclosure Statement or for additional information and shall promptly supply the Buyer with copies of all correspondence between the Seller or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Disclosure Statement. The Seller shall use commercially reasonable efforts to cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 4.5 to comply in all material respects with all applicable requirements of Law. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Disclosure Statement, the Buyer or the Seller, as the case may be, shall promptly inform the other of such occurrence and the Seller, in cooperation with the Buyer, shall promptly transmit to the SEC or its staff or any other government officials, and/or send or give to its stockholders, such amendment or supplement. The Seller shall (A) consult with the Buyer on those portions of the Disclosure Statement pertaining to the transactions contemplated by this Agreement, (B) give the Buyer an opportunity to comment on those portions of the Disclosure Statement pertaining to the transactions contemplated by this Agreement and any amendments or supplement thereto and (C) consider in good faith the Buyer's comments with respect thereto.

          (b)   The Seller covenants that the Disclosure Statement (or any amendment thereof or supplement thereto) will: (i) as of the time the Disclosure Statement (or any amendment thereof or supplement thereto) is first sent or given to the Seller's stockholders and as of the time of the Seller Stockholders' Meeting, not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that the Seller shall not be responsible for the accuracy or completeness of any information concerning the Buyer furnished by the Buyer in writing for inclusion in the Disclosure Statement); and (ii) comply as to form in all material respects with the applicable requirements of the Exchange Act and the SEC rules and regulations promulgated thereunder.

          (c)   The Buyer shall ensure that any information furnished by the Buyer to the Seller in writing for inclusion in the Disclosure Statement does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

        4.6    Stockholder Meeting.    The Seller, acting through the Seller's board of directors, shall take all actions in accordance with applicable Law, its Certificate of Incorporation and Bylaws and the rules of The NASDAQ Stock Market, as applicable, to promptly and duly call, give notice of, convene and hold as promptly as practicable the Seller Stockholders' Meeting. Subject to Section 4.4 (other than Section 4.4(d)(i)), the Seller's board of directors shall recommend adoption of the Voting Proposal by the stockholders of the Seller and include such recommendation in the Disclosure Statement, and the Seller's board of directors shall not withhold, withdraw or modify, or publicly propose or resolve to withhold, withdraw or modify in a manner adverse to the Buyer, its recommendation that the Seller's stockholders vote in favor of the Voting Proposal. Subject to Section 4.4 (other than Section 4.4(d)(i)), the Seller shall take all action that is both reasonable and lawful to solicit from its stockholders proxies in favor of the Voting Proposal and shall take all other action reasonably necessary or advisable to secure the Requisite Stockholder Approval. Notwithstanding anything to the contrary contained in this Agreement, the Seller, after consultation with the Buyer may adjourn or postpone the meeting of stockholders to the extent necessary to ensure that any required supplement or amendment to the Disclosure Statement is provided to the Seller's stockholders or, if as of the time for which the meeting of stockholders is originally scheduled (as set forth in the Disclosure Statement) there are insufficient shares of the Seller's Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting.

ARTICLE V
CONDITIONS PRECEDENT TO CLOSING

        5.1    Conditions to Obligations of the Buyer.    The obligation of the Buyer to consummate the transactions to be consummated at the Closing is subject to the satisfaction (or waiver by the Buyer) of the following conditions:

          (a)   the representations and warranties of the Seller set forth in Article II shall be true and correct as of the Closing Date as if made as of the Closing Date, except (i) for changes contemplated or permitted by this Agreement, (ii) for those representations and warranties that address matters only as of a particular date (which shall be true and correct as of such date subject to clause (iii) below), and (iii) where the failure of the representations and warranties to be true and correct would not reasonably be expected to result, in the aggregate, in a Business Material Adverse Effect (it being agreed that (x) any materiality or Business Material Adverse Effect qualification in a representation and warranty shall be disregarded in determining whether any such failure would reasonably be expected to result in a Business Material Adverse Effect for purposes of this clause (iii), and (y) this (iii) shall only be applicable with respect to the Buyer's condition to its obligation to consummate the transactions contemplated by this Agreement; it being agreed that the Seller shall be responsible to indemnify the Buyer for any breach by the Seller of any representation or warranty in accordance with Article VI following the Closing of this transaction);

          (b)   the Seller shall have performed or complied in all material respects with the agreements and covenants required to be performed or complied with by it under this Agreement as of or prior to the Closing;

          (c)   no action, suit or proceeding brought by any Governmental Entity seeking to prevent consummation of the transactions contemplated by this Agreement shall be pending and no judgment, order, decree, stipulation or injunction enjoining or preventing the consummation of the transactions contemplated by this Agreement shall be in effect;

          (d)   the Seller shall have delivered to the Buyer the Seller Certificate;

          (e)   the Voting Proposal shall have received the Requisite Stockholder Approval;

          (f)    the Seller shall have obtained all Third Party Consents and effected all Governmental Filings listed in Schedule 5.1(f)(i);

          (g)   the Buyer shall have received such other customary certificates (such as a certificates of good standing of the Seller in its jurisdictions of incorporation and certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing; and

          (h)   there shall not have occurred any Business Material Adverse Effect.

        5.2    Conditions to Obligations of the Seller.    The obligation of the Seller to consummate the transactions to be consummated at the Closing is subject to the satisfaction (or waiver by the Seller) of the following conditions:

          (a)   the representations and warranties of the Buyer set forth in Article III shall be true and correct as of the Closing Date as if made as of the Closing Date, except (i) for changes contemplated or permitted by this Agreement, (ii) for those representations and warranties that address matters only as of a particular date (which shall be true and correct as of such date subject to clause (iii) below), and (iii) where the failure of the representations and warranties to be true and correct would not reasonably be expected to result, in the aggregate, in a Buyer Material Adverse Effect (it being agreed that (x) any materiality or Buyer Material Adverse Effect qualification in a representation and warranty shall be disregarded in determining whether any such failure would reasonably be expected to result in a Buyer Material Adverse Effect for purposes of this clause (iii), and (y) this (iii) shall only be applicable with respect to the Seller's condition to its obligation to consummate the transactions contemplated by this Agreement; it being agreed that the Buyer shall be responsible to indemnify the Seller for any breach by the Buyer of any representation or warranty in accordance with Article VI following the Closing of this transaction);

          (b)   the Buyer shall have performed or complied in all material respects with its agreements and covenants required to be performed or complied with by it under this Agreement as of or prior to the Closing;

          (c)   no action, suit or proceeding brought by any Governmental Entity seeking to prevent consummation of the transactions contemplated by this Agreement shall be pending and no judgment, order, decree, stipulation or injunction enjoining or preventing consummation of the transactions contemplated by this Agreement shall be in effect;

          (d)   the Buyer shall have delivered to the Seller the Buyer Certificate;

          (e)   the Voting Proposal shall have received the Requisite Stockholder Approval, provided that the Seller is in compliance in all material respects with Sections 4.4, 4.5 and 4.6;

          (f)    the Seller shall have obtained all Third Party Consents and effected all Governmental Filings listed in Schedule 5.1(f)(i);

          (g)   the Seller shall have received such other customary certificates (such as a certificate of good standing of the Buyer in its jurisdiction of incorporation and certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing; and

          (h)   there shall not have occurred a Buyer Material Adverse Effect.

 ARTICLE VI
INDEMNIFICATION

        6.1    Indemnification by the Seller.    Subject to the terms and conditions of this Article VI, from and after the Closing, the Seller shall indemnify the Buyer, its Affiliates and its and their Representatives, successors and assigns, from and in respect of, and hold the Buyer, its Affiliates, and its and their Representatives, successors and assigns, harmless against, all Losses incurred in connection with or suffered by the Buyer, any Affiliate thereof or its or their Representatives, successors and assigns resulting from or constituting:

          (a)   any breach by the Seller of any representation or warranty made by the Seller in this Agreement or any Ancillary Agreement, or any of the representations and warranties made by the Seller in this Agreement or any Ancillary Agreement not being true and correct on the Closing Date except for those representations and warranties that address matters as of a particular date (which shall be true and correct as of such date) treating for these purposes as if the Seller had made its representations and warranties also on the Closing Date);

          (b)   any failure by the Seller to perform any covenant or agreement contained in this Agreement or any Ancillary Agreement; and/or

          (c)   any Excluded Liabilities.

        6.2    Indemnification by the Buyer.    Subject to the terms and conditions of this Article VI, from and after the Closing, the Buyer shall indemnify the Seller, its Affiliates and its and their Representatives, successors and assigns from and in respect of, and hold the Seller, its Affiliates and its and their Representatives, successors and assigns, harmless against, any and all Losses incurred in connection with or suffered by the Seller, any Affiliate thereof or its or their Representatives, successors and assigns resulting from or constituting:

          (a)   any breach by the Buyer of any representation or warranty made by the Buyer in this Agreement or in any Ancillary Agreement, or any of the representations and warranties made by the Buyer in this Agreement or in any Ancillary Agreement not being true and correct on the Closing Date except for those representations and warranties that address matters as of a particular date (which shall be true and correct as of such date) treating for these purposes as if the Buyer had made its representations and warranties also on the Closing Date;

          (b)   any failure by the Buyer to perform any covenant or agreement contained in this Agreement or any Ancillary Agreement; and/or

          (c)   any Assumed Liabilities.

        6.3    Claims for Indemnification.

          (a)    Third-Party Claims.    All claims for indemnification made under this Agreement resulting from, related to or arising out of a third-party claim against an Indemnified Party shall be made in accordance with the following procedures. An Indemnified Party shall give a prompt written notification to the Indemnifying Party of the commencement of any action, suit or proceeding relating to a third-party claim for which indemnification may be sought or, if earlier, upon the assertion of any such claim by a third party. Such notification shall include a description in reasonable detail (to the extent known by the Indemnified Party) of the facts constituting the basis for such third-party claim and the amount of the Losses claimed. Notwithstanding the foregoing, any failure of the Indemnified Party to provide written notification of a claim to the Indemnifying Party in a timely manner will not relieve the Indemnifying Party from any of its obligations under this Article VI, except to the extent that the ability of the Indemnifying Party to defend such claim is materially prejudiced by the Indemnified Party's failure to give such notification of a claim.

  Within thirty (30) days (or such shorter period as required by Law to timely respond to such action) after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, subject to the Indemnifying Party acknowledging in writing its obligation to indemnify the Indemnified Party hereunder, assume control of the defense of such action, suit, proceeding or claim with counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party does not assume control of such defense, fails to demonstrate to the Indemnified Party adequate resources to undertake the defense of any such potential Liability or otherwise fails to acknowledge its obligation to indemnify, the Indemnified Party may control such defense at the Indemnifying Party's cost and expense. The Party not controlling such defense may participate therein at its own expense; provided that if the Indemnifying Party has the right to and assumes control of such defense and the Indemnified Party reasonably concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such action, suit, proceeding or claim, the reasonable fees and expenses of counsel to the Indemnified Party solely in connection therewith shall be considered "Losses" for purposes of this Agreement; provided, however, that in no event shall the Indemnifying Party be responsible for the fees and expenses of more than one counsel involved in the matter at the same time for all Indemnified Parties. The Party controlling such defense shall keep the other Party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto. The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. The Indemnifying Party shall not agree to any settlement of such action, suit, proceeding or claim that does not include a complete release of the Indemnified Party from all Liability with respect thereto or that imposes any Liability or obligation on the Indemnified Party without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed if such settlement includes only the payment of money damages (which are fully paid by the Indemnifying Party).

          (b)    Procedure for Claims.    An Indemnified Party wishing to assert a claim for indemnification under this Article VI, which does not constitute a third-party claim, shall deliver to the Indemnifying Party a Claim Notice. Within thirty (30) days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response in which the Indemnifying Party shall: (I) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case such response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer), (II) agree that the Indemnified Party is entitled to receive the Agreed Amount (in which case such response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by check or by wire transfer), or (III) contest that the Indemnified Party is entitled to receive any of the Claimed Amount. If the Indemnifying Party in such response contests the payment of all or part of the Claimed Amount, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve such dispute. If such dispute is not resolved within thirty (30) days following the delivery by the Indemnifying Party of such response, the Indemnifying Party and the Indemnified Party shall each have the right to submit such dispute to a court of competent jurisdiction in accordance with the provisions of Section 11.12.

        6.4    Survival.

          (a)   All representations, warranties, covenants, indemnities and other agreements made by any Party to this Agreement and in any Ancillary Agreement will be deemed made on and as of the Closing as though such representations, warranties, covenants, indemnities and other agreements were made on and as of such dates and all representations, warranties, covenants, indemnities and other agreements will remain in full force and effect and survive the Closing, subject to the provisions of this Section 6.4. The representations and warranties of the Parties are bargained for assurances. The representations and warranties of the Seller and the Buyer set forth in this Agreement, the Seller Certificate and the Buyer Certificate shall survive for a period of eighteen (18) months after the Closing Date; provided, however, that: (i) the representations and warranties of the Seller set forth in Sections 2.1(a), 2.3, 2.9(b), and 2.10(a) shall survive indefinitely (such sections are referred to individually and collectively as the "Seller Carve Outs"); and (ii) the representations and warranties of the Buyer set forth in Sections 3.1 and 3.2 shall survive indefinitely ("Buyer Carve Outs"). Each of the covenants set forth in this Agreement or in any Ancillary Agreement, and the indemnification obligations of the Parties with respect thereto, shall survive the Closing indefinitely. To the extent that there is an overlap in the scope of a representation or warranty subject to a Seller Carve Out and another representation or warranty of the Seller, the representation or warranty subject to the Seller Carve Out shall survive indefinitely notwithstanding such overlap.

          (b)   Notwithstanding the foregoing, any representation or warranty, and the indemnification obligations with respect thereto, that would otherwise terminate in accordance with Section 6.4(a) shall, if notice of a claim shall have been timely given under this Article VI on or prior to such termination date, continue to survive solely with respect to such claim, until such claim has been satisfied or otherwise resolved as provided in this Article VI.

        6.5    Limitations.

          (a)   Notwithstanding anything to the contrary contained in this Agreement, the following limitations shall apply only to indemnification claims under Sections 6.1(a) or 6.2(a) of this Agreement subject to Section 6.5(e):

              (i)  the aggregate Liability of the Seller shall not exceed an amount equal to fifteen percent (15%) of the Purchase Price;

             (ii)  the aggregate Liability of the Buyer shall not exceed an amount equal to fifteen percent (15%) of the Purchase Price;

            (iii)  the Seller shall not be obligated to make any indemnification payment under Section 6.1(a) unless the aggregate Losses claimed by the Buyer hereunder with respect to all Losses under Section 6.1(a) exceed three quarters of one percent (.75%) of the Purchase Price (the "Basket"), at which point the Seller shall become liable for the aggregate Losses under Section 6.1(a) in excess of the Basket; it being understood that for the purpose of determining the amount of any Losses (but not the existence of any breach of any representation or warranty) any qualification in any representation or warranty with regard to, "materiality" or "Business Material Adverse Effect" shall be disregarded; and

            (iv)  the Buyer shall not be obligated to make any indemnification payment under Section 6.2(a) unless the aggregate Losses claimed by the Seller hereunder with respect to all Losses under Section 6.2(a) exceed the Basket, at which point the Buyer shall become liable for the aggregate Losses under Section 6.2(a) in excess of the Basket; it being understood that for the purpose of determining the amount of any Losses (but not the existence of any breach of any representation or warranty) any qualification in any representation or warranty with regard to "materiality" or "Buyer Material Adverse Effect" shall be disregarded.

          (b)   In no event shall any Indemnifying Party be responsible or liable for any Losses or other amounts under this Article VI that are consequential, in the nature of lost profits, diminution in the value of property, special or punitive or otherwise not actual damages, except the foregoing shall not apply to any Losses relating to: (i) any third-party claims, including, without limitation, any Loss by a Party constituting a third party claim; or (ii) title to or claims against the Acquired

  Assets including, without limitation, any infringement of, or invalidity or unenforceability of, any rights, interests or privileges regarding the Designated Intellectual Property.

          (c)   The amount of Losses recoverable by an Indemnified Party under this Article VI with respect to an indemnity claim shall be reduced by (i) the amount of any payment received by such Indemnified Party (or an Affiliate thereof), with respect to the Losses to which such indemnity claim relates, from an insurance carrier, and (ii) the amount of any Tax benefit realized by such Indemnified Party (or an Affiliate thereof) which is attributable to the Losses to which such indemnity claim relates (calculated by comparing the Tax liabilities of the Indemnified Party with and without such tax benefit and giving credit hereunder for a reduction in the indemnification payments due to the extent that the Indemnified Party's Tax liability is shown by such comparison to be reduced by inclusion of the tax benefit). An Indemnified Party shall use reasonable commercial efforts to pursue, and to cause its Affiliates to pursue, all insurance claims and Tax benefits to which it may be entitled in connection with any Losses it incurs, and the Parties shall cooperate with each other in pursuing insurance claims with respect to any Losses or any indemnification obligations with respect to Losses. If an Indemnified Party (or an Affiliate) receives any insurance payment in connection with any claim for Losses for which it has already received an indemnification payment from the Indemnifying Party, it shall pay to the Indemnifying Party, within 30 days of receiving such insurance payment, an amount equal to the excess of (A) the amount previously received by the Indemnified Party under this Article VI with respect to such claim plus the amount of the insurance payments received, over (B) the amount of Losses with respect to such claim which the Indemnified Party has become entitled to receive under this Article VI.

          (d)   Except with respect to claims for fraud, intentional misrepresentation or equitable relief, including specific performance, with respect to breaches of any covenant or agreement contained in this Agreement or the Ancillary Agreements, the rights of the Indemnified Parties under this Article VI shall be the sole and exclusive remedies of the Indemnified Parties and their respective Affiliates with respect to claims relating to this Agreement. Without limiting the generality of the foregoing, in no event shall any Party, its successors or permitted assigns be entitled to claim or seek rescission of the transactions consummated by this Agreement.

          (e)   Notwithstanding anything to the contrary, the indemnification obligations arising from the Seller Carve Outs and the Buyer Carve Outs shall not be subject to the limitation on indemnification claims provided in Section 6.5(a).

          (f)    In no event shall the Buyer have a claim for indemnification for a Loss caused by the breach of Section 2.18(b) or Section 2.18(c) of this Agreement, to the extent the amount of such Loss is included as a deduction in the calculation of the Actual Closing Date Inventory Amount or as a reduction in the amount of the Accounts Receivable included in determining the Final Net A/R.

        6.6    Treatment of Indemnity Payments.    Any indemnity payment under this Agreement will be treated as an adjustment to the price paid by the Buyer for the Acquired Assets and Assumed Liabilities for Tax purposes, unless a "Final Determination" with respect to the Indemnified Party or any of its affiliates causes any such payment not to be treated as an adjustment to such price for federal income tax purposes. For purposes of this Agreement, "Final Determination" means: (i) with respect to federal income Taxes, a "determination" as defined in Section 1313(a) of the Code or execution of an IRS Form 870-AD, and (ii) with respect to Taxes other than federal income taxes, any final determination of Liability in respect of a tax that, under applicable Law, is not subject to further appeal, review or modification through proceedings or otherwise (including the expiration of a statute of limitations or a period for the filing of claims for refunds, amended returns or appeals from adverse determinations).

ARTICLE VII
TAX MATTERS

        7.1    Allocation and Payment of Certain Taxes; Preparation and Filing of Tax Returns.

          (a)   The Buyer and Seller shall each be responsible for the payment of one-half (1/2) any transfer, sales, use, stamp, conveyance, value added, recording, registration, documentary, filing and other non-income Taxes and administrative fees (including, without limitation, notary fees) arising in connection with the consummation of the transactions contemplated by this Agreement.

          (b)   The Buyer and the Seller agree that if the Seller is permitted but not required under applicable foreign, state or local Tax Laws to treat the Closing Date as the last day of a taxable period, the Buyer and the Seller shall treat such day as the last day of a taxable period.

        7.2    Cooperation on Tax Matters.    The Buyer and the Seller and their respective Affiliates shall cooperate in the preparation of all Tax Returns for any Tax periods for which one Party could reasonably require the assistance of the other Party in obtaining any necessary information. Such cooperation shall include, but not be limited to, furnishing prior years' Tax Returns or return preparation packages to the extent related to the Business illustrating previous reporting practices or containing historical information relevant to the preparation of such Tax Returns, and furnishing such other information within such Party's possession requested by the Party filing such Tax Returns as is relevant to their preparation. Such cooperation and information also shall include without limitation provision of powers of attorney for the purpose of signing Tax Returns and defending audits and promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any Taxing Authority which relate to the Business, and providing copies of all relevant Tax Returns to the extent related to the Business, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by any Taxing Authority and records concerning the ownership and Tax basis of property, which the requested Party may possess. The Buyer and the Seller and their respective Affiliates shall make their respective employees and facilities available on a mutually convenient basis to explain any documents or information provided hereunder.

ARTICLE VIII
TERMINATION

        8.1    Termination of Agreement.    The Parties may terminate this Agreement prior to the Closing as provided below:

          (a)   The Parties may terminate this Agreement by mutual written consent.

          (b)   The Buyer may terminate this Agreement:

              (i)  by giving written notice to the Seller in the event the Seller is in material breach, and such breach, individually or in combination with any other such breach, (A) would cause the conditions set forth in Section 5.1(a) or Section 5.1(b) not to be satisfied and (B) it is not cured upon the earlier of (x) the Closing and (y) within 30 days following delivery by the Buyer to the Seller of written notice of such breach (it being understood that a breach of any representation or warranty is not considered cured by the delivery of an updated disclosure); or

             (ii)  by giving written notice to the Seller if the Closing shall not have occurred on or before February 15, 2009 (the "Outside Date") by reason of the failure of any condition precedent under Section 5.1 (unless the failure results exclusively or primarily from a breach by the Buyer of any representation, warranty, covenant or agreement contained in this Agreement); or

            (iii)  if: (A) the Seller's Board of Directors shall have failed to recommend approval of the Voting Proposal in the Disclosure Statement or shall have withdrawn, modified or amended its recommendation of the Voting Proposal in a manner adverse to the Buyer; (B) the Seller's board of directors shall have authorized, approved, endorsed, recommended or submitted to the stockholders of the Seller an Acquisition Proposal (other than the transaction contemplated by this Agreement); (C) the Seller shall have failed to call the Seller Stockholders' Meeting in accordance with Section 4.6 or shall have failed to deliver the Disclosure Statement in accordance with Section 4.5 such that the Seller Stockholders' Meeting cannot be held at least two (2) Business Days prior to the Outside Date; or (D) a tender offer or exchange offer for outstanding shares of the Seller's Common Stock shall have been commenced (other than by the Buyer or an Affiliate of the Buyer) and the Seller's board of directors recommends that the stockholders of the Seller tender their shares in such tender or exchange offer or, within 10 business days after the commencement of such tender or exchange offer, the Seller's board of directors fails to recommend against acceptance of such offer.

          (c)   The Seller may terminate this Agreement:

              (i)  by giving written notice to the Buyer in the event the Buyer is in breach of any representation, warranty, covenant or agreement contained in this Agreement, and such breach, individually or in combination with any other such breach, (A) would cause the conditions set forth in Section 5.2(a) or Section 5.2(b) not to be satisfied and (B) it is not cured upon the earlier of (x) the Closing, and (y) following delivery by the Seller to the Buyer of written notice of such breach (it being understood that a breach of any representation or warranty is not considered cured by the delivery of an updated disclosure); or

             (ii)  by giving written notice to the Buyer if the Closing shall not have occurred on or before the Outside Date by reason of the failure of any condition precedent under Section 5.2 (unless the failure results exclusively or primarily from a breach by the Seller of any representation, warranty, covenant or agreement contained in this Agreement); or

            (iii)  if the Seller's board of directors, pursuant to and in compliance with Section 4.4, shall have approved or recommended to the stockholders of the Seller any Superior Proposal.

          (d)   The Buyer or the Seller may terminate the Agreement if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Agreement.

          (e)   The Buyer may terminate this Agreement if the Required Stockholder Consent shall not have been obtained at the Seller's Stockholders' Meeting, or the Seller may terminate this Agreement if the Seller is in compliance in all material respects with Sections 4.4, 4.5 and 4.6 of this Agreement and the Required Stockholder Consent shall not have been obtained at the Seller's Stockholders' Meeting.

        8.2    Effect of Termination.    If either Party terminates this Agreement pursuant to Section 8.1, all obligations of the Parties hereunder shall terminate without any Liability of either Party to the other Party. Notwithstanding the foregoing: (a) termination of this Agreement shall not relieve either Party for any breach by such Party, prior to the termination of this Agreement, of any covenant or agreement contained in this Agreement or impair the right of either Party to obtain such remedies as may be available to it in Law or equity with respect to such a breach by such other Party; (b) Sections 4.3(b), Section 8.3 and Article XI shall survive any termination of this Agreement; and (c) if the Buyer terminates this Agreement under Section 8.1(b)(i) because of a failure of the conditions set forth in 5.1(a) or the Seller terminates this Agreement under Section 8.1(c)(i) because of a failure of the conditions set forth in 5.2(a), the Party so terminating this Agreement shall be entitled to be paid by the breaching Party the terminating Party's Transaction Expenses, not in excess of $500,000.

        8.3    Fees.

          (a)   Except as provided in Article VI, Sections 7.1(a), 8.2 and this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fees and expenses, whether or not the transaction contemplated hereby is consummated.

          (b)   The Seller shall pay the Buyer a termination fee of 3.5% of the Purchase Price in the event of the termination of this Agreement pursuant to Section 8.1(b)(iii), or 8.1(c)(iii).

          (c)   The Seller shall also pay the Buyer a termination fee of 3.5% of the Purchase Price in the event of the termination of this Agreement pursuant to Section 8.1(e) so long as (i) before the date of such termination (but on or after the date of this Agreement), a bona fide Acquisition Proposal shall have been publicly announced, or disclosed to any member of the Seller's Board of Directors, and not withdrawn and (ii) within twelve (12) months after the date of termination, the Seller shall have consummated any Acquisition Proposal or entered into an agreement providing for any Acquisition Proposal (which Acquisition Proposal is subsequently consummated, whether within or without such twelve (12) month period); provided that for purposes of this Section 8.3(c), "50%" shall be substituted for "20%" in the definition of Acquisition Proposal in each case in which it appears.

          (d)   The Seller shall pay to the Buyer an amount equal to the Buyer's Transaction Expenses, not in excess of $500,000, in the event of a termination of this Agreement pursuant to Section 8.1(e), Section 8.1(b)(ii) due to a failure of the condition in Section 5.1(e) or Section 8.1(c)(ii) due to a failure of the condition in Section 5.2(e), except if a termination fee is payable and paid by the Seller under Section 8.3(c).

          (e)   Any fee due under Section 8.3(b) or (d) shall be paid to the Buyer by wire transfer of same-day funds on the date of termination of this Agreement, as a condition to the termination of this Agreement pursuant to Section 8.1, and shall constitute the sole and exclusive remedy of the Parties in connection with any termination of this Agreement pursuant to the sections for which such fees are payable, except as otherwise provided herein.

          (f)    Any fee due under Section 8.3(c) shall be paid to the Buyer by wire transfer of same-day funds within two (2) Business Days after the date of the consummation of such Acquisition Proposal and shall constitute the sole and exclusive remedy of the Parties in connection with a termination of this Agreement pursuant to the section for which such fee is payable, except as otherwise provided herein.

          (g)   The Parties acknowledge that the representations and warranties contained in Article II and the agreement contained in this Section 8.3 are integral parts of the transactions contemplated by this Agreement, and that, without this agreement, the Buyer would not enter into this Agreement. Payment of the fees described in this Section 8.3 shall not be in lieu of damages incurred in the event of a breach of this Agreement described in clause (a) of Section 8.2, but otherwise shall constitute the sole and exclusive remedy of the Parties in connection with any termination of this Agreement pursuant to such sections for which such fees are payable.

ARTICLE IX
OTHER POST-CLOSING COVENANTS

        9.1    Access to Information; Record Retention; Cooperation.

          (a)   Access to Information.    Subject to compliance with contractual obligations and applicable Laws regarding classified information and security clearance, following the Closing, each Party shall afford to each other Party and to such Party's authorized accountants, counsel and other designated representatives during normal business hours in a manner so as to not unreasonably interfere with the conduct of business (i) reasonable access and duplicating rights to all Information within the possession or control of such Party and (ii) reasonable access to the personnel of such Party; provided that the requesting Party executes a confidentiality agreement reasonably acceptable to the Party whose Information is being requested. Requests may be made under this Section 9.1(a) for financial reporting and accounting matters, preparing financial statements, preparing, reviewing and analyzing the Closing Statement, resolving any differences between the Parties with respect to the Closing Statement, preparing and filing of any Tax Returns, prosecuting any claims for refund, defending any Tax claims or assessment, preparing securities Law or securities exchange filings, prosecuting, defending or settling any litigation, Environmental Matter or insurance claim, performing obligations under this Agreement and the Ancillary Agreements, and all other proper business purposes.

          (b)   Preparation of the Seller Financial Statements.    Without limitation of the provisions of Section 9.1(a), following the Closing, the Buyer shall provide to the Seller all information relating to the Business reasonably required for the Seller to prepare the financial statements of the Seller. In connection with the preparation of such financial statements, the Buyer shall provide the Seller (and its auditors) with full access to the Business, its financial management and any accountant's work papers, and all financial books, accounts and records relating to the Business.

          (c)   Reimbursement.    A Party making Information or personnel available to another Party under Section 9.1 shall be entitled to receive from such other Party, upon the presentation of invoices therefor, payments for such amounts relating to supplies, disbursements and other out-of-pocket expenses, as may reasonably be incurred in making such Information or personnel available; provided, however, that no such reimbursements shall be required for the salary or cost of fringe benefits or similar expenses pertaining to employees of the providing Party.

          (d)   Retention of Records.    Except as may otherwise be required by Law or agreed to in writing by the Parties, each Party shall use reasonable commercial efforts to preserve, until six years after the Closing Date, all Information in its possession or control pertaining to the Business prior to the Closing. Notwithstanding the foregoing, in lieu of retaining any specific Information, any Party may offer in writing to the other Party or Parties to deliver such Information to the other Party or Parties, and if such offer is not accepted within 90 days, the offered Information may be disposed of at any time.

        9.2    Use of Name for Transition Period.

          (a)   Following the Closing, except as otherwise provided herein, the Buyer shall have no rights to use any Retained Marks and will not hold itself out as having any affiliations with the Seller.

          (b)   Notwithstanding the provisions of Section 9.2(a), for a period of 60 days after the Closing Date, the Buyer may:

            (i)    utilize sales promotional aids, literature and other printed material of the Business, provided such material clearly and prominently displays the following statement or a statement of similar import, the form of which shall be approved by the Seller: "[the Buyer product name], formerly a product of NitroMed, Inc.." Promptly following the Closing Date, the Buyer will implement a plan to eliminate the use of all such material within such 60 day period;

            (ii)   continue to use the Retained Marks for 60 days following the Closing Date on inventories existing on the Closing Date, provided that the products in such inventories are not modified or enhanced in any manner;

            (iii)  disclose to its customers and potential customers that it is conducting the Business as a successor to the Seller from and after the Closing Date; and

            (iv)  in connection with the marketing and/or sale of the Inventory to be purchased by the Buyer from the Seller hereunder, the Buyer may do all of the foregoing for such period of time after the Closing Date until the Buyer has sold such Inventory.

          (c)   The licenses to use the Retained Marks set forth in this Section 9.2 shall not prohibit the Seller or any of its Affiliates from using the Retained Marks (or any similar name or logo) during the term of the respective license or thereafter in any manner. The Buyer agrees that its use of the Retained Marks shall be consistent with the past practices of the Seller in connection with its business and operations and, with respect to such use, the Buyer shall adhere to substantially similar quality standards to which the Seller adhered immediately prior to the Closing.

        9.3    Use of Retained Marks in Transferred Technology.    The Seller and the Buyer will cooperate and use reasonable commercial efforts to provide to the Buyer for inclusion in its web site, as promptly as practicable following the Closing, all text, images and other content contained in all web sites relating exclusively or primarily to the Business maintained by the Seller (or their Affiliates). Subject to the provisions of Section 9.2 hereof, prior to including any such text, images or other content in its web site, the Buyer shall remove all references to the Retained Marks from any such text, images or other content. To the extent the Business utilized any internet protocol address space allocated to the Seller, such internet protocol address space shall remain the property of the Seller, and no rights or licenses are granted to the Buyer with respect thereto.

        9.4    Payment of Liabilities.    In the event that the Seller inadvertently pays or discharges, after the Closing, any Assumed Liabilities, the Buyer shall reimburse the Seller for the amount so paid or discharged within 30 days of being presented with written evidence of such payment or discharge. In the event that the Buyer inadvertently pays or discharges, after the Closing any Excluded Liabilities the Seller shall reimburse the Buyer for the amount so paid or discharged within 30 days of being presented with written evidence of such payment or discharge.

        9.5    Regulatory Matters.

          (a)   Except as provided otherwise in this Agreement, from and after the transfer by the Seller to the Buyer of each Governmental Approval pursuant to the terms hereof, the Buyer, at its cost, shall be solely responsible and liable for (i) taking all actions, paying all fees and conducting all communication with the appropriate Governmental Entity required by Law in respect of such Governmental Approval, including, without limitation, securing, maintaining, and/or amending the National Drug Code for each Product of the Business and preparing and filing all reports (including adverse drug experience reports) with the appropriate Governmental Entity; (ii) taking all actions and conducting all communication with third parties in respect of Products sold pursuant to such Governmental Approval (whether sold before or after transfer of such

  Governmental Approval), including, without limitation, responding to all complaints in respect thereof, including complaints related to tampering or contamination; and (iii) investigating all complaints and adverse drug experiences in respect of Products sold pursuant to such Governmental Approval (whether sold before or after transfer of such Governmental Approval).

          (b)   Except as otherwise provided in this Agreement (i) from and after the transfer by the Seller to the Buyer of each Governmental Approval pursuant to the terms hereof, the Seller shall promptly notify the Buyer if the Seller receives a complaint or a report of an adverse drug experience in respect of a Product sold pursuant to such Governmental Approval, and (ii) for six (6) months after the transfer by the Seller to the Buyer of the Governmental Approvals pursuant to the terms thereof, the Seller shall cooperate with the Buyer's reasonable requests and use commercially reasonable efforts to assist the Buyer in connection with the investigation of and response to any complaint or adverse drug experience related to a Product manufactured and released by or on behalf of the Seller.

          (c)   From and after the transfer by the Seller to the Buyer of each Governmental Approval pursuant to the terms hereof, the Buyer shall control and be responsible for conducting all voluntary and involuntary recalls, Product withdrawals and field alerts of units of Products sold pursuant to such Governmental Approval (whether sold before or after transfer of such Governmental Approval), including recalls, Product withdrawals and field alerts required by any Governmental Entity of units of Products manufactured or released by or on behalf of the Seller. The Seller promptly shall notify the Buyer in the event that a recall, Product withdrawal or field alert of any units of Product manufactured and released by or on behalf of the Seller is requested by any Governmental Entity. The Buyer shall consult with the Seller with respect to the necessity and procedures for any recall, Product withdrawal or field alert for which the Buyer is entitled to indemnification under Section 6.1(c).

        9.6    Product Returns.    The Seller shall make an adequate accrual on its Closing Date balance sheet for anticipated returns of the Product sold prior to the Closing Date in accordance with GAAP, consistently applied. Each Party shall destroy Product returned to it in accordance with applicable Laws. Documentation of any such destruction by the Seller shall be promptly provided to the Buyer.

        9.7    Rebates, Discounts, Chargebacks and Government Purchases.    For the period ending on the Closing Date, the Seller will be responsible for filing with appropriate state and federal agencies all information required by Section 4401 of the Omnibus Budget Reconciliation Act of 1990 (Public Law 101-508) (the "Applicable Medicaid Law") and the Laws of individual states for Products of the Business bearing the Seller's National Drug Codes ("NDCs"). From and after the Closing Date, the Buyer shall be solely responsible for and expressly assumes the Seller's entire liability for such requirements and for paying any and all rebates or chargebacks that have accrued or thereafter accrue and relate to the Products to the extent included in the amount of the Trade Liabilities assumed by the Buyer in accordance with this Agreement. The Buyer shall promptly remit to the Seller complete copies of all such filings for no less than four calendar quarters after the latest expiration date of any Product of the Business distributed by the Seller prior to the Closing Date. If the Buyer enters into an agreement with the Centers for Medicare and Medicaid Services or state authorities, the Buyer will bear the same responsibility for Products of the Business sold by the Buyer. The Buyer shall not later than 60 days after the Closing Date establish appropriate contractual arrangements for selling the Products to the U.S. Government, including without limitation the U.S. Department of Veterans Affairs, and if applicable, pursuant to the 340B Drug Pricing Program and Veterans Health Care Act of 1992.

        9.8    Products Liability Insurance.    The Seller shall maintain its current products liability Insurance Policy for the Products (and fully pay the related premiums) for a period of at least two

(2) years commencing immediately upon the Closing Date. The Seller shall promptly deliver to the Buyer after the Closing Date evidence reasonably satisfactory to the Buyer of the foregoing.

        9.9    Collection of Accounts Receivable.    The Seller agrees that it shall forward promptly to the Buyer any monies, checks or instruments received by the Seller after the Closing with respect to the Accounts Receivable purchased by the Buyer from the Seller pursuant to this Agreement. The Seller hereby authorizes the Buyer to endorse and cash any checks or instruments payable or endorsed to the Seller or its order which are received by the Buyer and which relate to accounts receivable purchased by the Buyer from the Seller.

        9.10    Restrictive Covenant.

          (a)   The Seller will not, for a period of three (3) years after the Closing Date, except with the express prior written consent of the Buyer, in any capacity (including, but not limited to, owner, partner, member, shareholder, consultant, independent contractor, financier, agent, employee, officer, manager, director or otherwise), directly or indirectly, in any geographic area in which the Seller (or any subsidiary thereof) presently conducts or plans to conduct business, for its own account or for the benefit of any Person: (i) sell, manufacture, market or promote any Generic Competitive Product or (ii) establish, engage in or be connected with any business which sells, manufactures, markets or promotes any Generic Competitive Product.

          (b)   The provisions of this Section 9.10 are independent of any other provisions and the Parties acknowledge that a breach of any other provisions of this Agreement or any other actionable conduct by the Buyer (or any Affiliate thereof), or any defense, set-off or counterclaim by the Seller or any other related rights of the Seller against the Buyer (or any Affiliate thereof), will have no effect on any or all of the terms and provisions of this Section 9.10 and its enforceability and validity. If any covenant or agreement herein is held to be unenforceable because of the area covered, the duration thereof, or the scope thereof, then the court making such determination shall have the power to reduce the area and/or duration and/or limit the scope thereof, and the covenant or agreement shall then be enforceable in its reduced form.

        9.11    Transition Services.    At the request of the Buyer made from time to time, after the Closing, the Seller shall provide such transition services as the Buyer may reasonably request to assist in the transfer of the operation of the Business to the Buyer. Such services shall be limited to those services that the Seller provided to the Business prior to the Closing that were not included among the Acquired Assets. To the extent the Seller provides such services to the Buyer upon the Buyer's request, the Buyer shall promptly reimburse the Seller for the Seller's reasonable, documented out of pocket expenses incurred in the provision of such services.

ARTICLE X
DEFINITIONS

        For purposes of this Agreement, each of the following terms shall have the meaning set forth below.

        "Accounts Receivable" means the accounts receivable of the Seller arising in the ordinary course of Business from the sale of the Products.

        "Actual Closing Date Inventory Amount" shall have the meaning as defined in Section 1.2(d)(i).

        "Actual Closing Date Inventory Report" shall have the meaning as defined in Section 1.2(d)(i).

        "Acquired Assets" shall mean all assets, properties and rights of the Seller of every kind, nature, character and description, tangible and intangible, real, personal or mixed, wherever located, existing as of the Closing which are utilized or held for use exclusively or primarily by the Seller in connection with the Business, including, without limitation, any assets or properties that are disclosed in any Schedule to Section 1.1(a).

        "Acquisition Proposal" shall mean (i) any proposal or offer for a merger, consolidation, dissolution, sale of substantial assets (other than Excluded Assets) outside the ordinary course of business, tender offer, recapitalization, share exchange or other business combination involving the Seller, taken as a whole, (ii) any proposal for the issuance by the Seller of over 20% of its equity securities or (iii) any proposal or offer to acquire in any manner, directly or indirectly, over 20% of the equity securities or consolidated total assets of the Seller, in each case other than (1) the transactions contemplated by this Agreement or (2) a Reverse Merger Transaction.

        "Affiliate" shall have the meaning assigned to it in Rule 12b-2 under the Exchange Act.

        "Agreed Amount" shall mean part, but not all, of the Claimed Amount that the Parties mutually agree to accept in satisfaction for the Claimed Amount.

        "Agreement" shall have the meaning set forth in the Preliminary Statement of this Agreement.

        "Ancillary Agreements" shall mean the agreements and instruments referred to in clauses (iii) through (viii) in Section 1.3(b) of this Agreement.

        "API" shall mean, Hydralazine HydroChloride and Isosorbide Dinitrate, the two active pharmaceutical ingredients applicable to one or more of the Products.

        "Applicable Medicaid Law" shall have the meaning as defined in Section 9.7.

        "Assigned Contracts" shall mean the rights under all contracts or agreements listed as Acquired Assets.

        "Assumed Liabilities" shall mean all Liabilities of the Seller to the extent related to the Business or the Acquired Assets, excluding: (i) the Excluded Liabilities and (ii) any Liabilities or Losses for which the Seller is obligated to indemnify the Buyer in accordance with and subject to the conditions of Article VI.

        "Balance Sheet Date" shall mean the consolidated statement of operations for the 6-month period ended June 30, 2008.

        "Basket" shall have the meaning as defined in Section 6.5 (a)(iii).

        "Business" shall mean the Seller's BiDil and BiDil XR drug business, including, without limitation, all manufacturing, commercialization and promotional efforts related thereto.

        "Business Day" shall mean any day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions located in New York, New York are permitted or required by Law, executive order or governmental decree to remain closed.

        "Business Material Adverse Effect" shall mean any change, effect or circumstance that (a) is materially adverse to the business, financial condition or results of operations of the Business as a whole (other than changes, effects or circumstances that are the result of economic factors affecting the economy as a whole or that are the result of factors generally affecting the industry or markets in which the Business competes), or (b) materially impairs the Acquired Assets (as a whole) or the ability of the Seller to consummate the transactions contemplated by this Agreement; provided, however, that none of the following shall constitute, or shall be considered in determining whether there has occurred a "Business Material Adverse Effect":

          (i)    any adverse change, effect or circumstance (A) arising out of or resulting from actions contemplated by the Parties in connection with this Agreement, or (B) that is attributable to the announcement or performance of this Agreement or the transactions contemplated by this Agreement;

          (ii)   changes in Law or generally accepted accounting principles or the interpretation thereof, in each case which do not disproportionately affect the Buyer, as compared to others in the industry;

          (iii)  any action taken pursuant to or in accordance with this Agreement or at the request of the Buyer;

          (iv)  any fees or expenses incurred in connection with the transactions contemplated by this Agreement;

          (v)   any failure by the Seller to meet any published securities analyst estimates or revenues or earnings for any period ending on or after the date of this Agreement and prior to the Closing;

          (vi)  any loss of customers resulting from the announcement of the transactions contemplated by this Agreement unless such loss is caused by a breach or default by the Seller under this Agreement;

          (vii) any stockholder litigation arising from or relating to the transactions contemplated by this Agreement; and

          (viii)  a decline in the price of the Seller's Common Stock.

        "Business Properties" shall mean all material real property leased or subleased to the Seller.

        "Buyer" shall have the meaning set forth in the first paragraph of this Agreement.

        "Buyer Carve Outs" shall have the meaning as defined in Section 6.4.

        "Buyer Certificate" shall mean a certificate to the effect that each of the conditions specified in clauses (a) through (c) (insofar as clause (c) relates to an action, suit or proceeding involving, or a judgment, order, decree, stipulation or injection against, the Buyer) of Section 5.2 is satisfied.

        "Buyer Material Adverse Effect" shall mean a material adverse effect on the ability of the Buyer to consummate the transactions contemplated by this Agreement.

        "Buyer's Net A/R Certificate" shall have the meaning as defined in Section 1.2(e)(ii).

        "Claim Notice" shall mean a written notice which contains (i) a description and the Claimed Amount of any Losses incurred by a Party, (ii) a statement that the Party is entitled to indemnification under Article VI and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Losses.

        "Claimed Amount" shall mean the amount of any Losses claimed by the Party.

        "Closing" shall mean the closing of the transactions contemplated by this Agreement.

        "Closing Date" shall mean two (2) Business Days after the first date on which the conditions to the obligations of the Parties to consummate the transactions contemplated hereby (excluding the delivery of any documents to be delivered at the Closing by any of the Parties, it being understood that the occurrence of the Closing shall remain subject to the delivery of such documents) have been satisfied or waived.

        "Closing Date Payment" shall have the meaning as defined in Section 1.2(a).

        "Code" shall mean the Internal Revenue Code of 1986, as amended.

        "Cohn Agreement" shall mean that certain Collaboration and License Agreement dated January 22, 1999 by and between the Seller and Professor Jay N. Cohn, as amended, revised and/or supplemented, together with any other agreement or instrument between or among the Seller and Professor Jay N. Cohn or affiliate thereof.

        "Confidentiality Agreement" shall mean the confidentiality letter agreement dated March 10, 2008 between the Buyer and the Seller.

        "Contract" means any written or binding oral contract, agreement, instrument, order, arrangement, commitment or understanding of any nature including sales orders, purchase orders, leases, subleases, data processing agreements, maintenance agreements, license agreements, sublicense agreements, loan agreements, promissory notes, security agreements, pledge agreements, deeds, mortgages, guaranties, indemnities, warranties, employment agreements, consulting agreements, sales representative agreements, joint venture agreements, buy-sell agreements, options or warrants.

        "Contract Right" means any right, power or remedy of any nature under any Contract including rights to receive property or services or otherwise derive benefits from the payment, satisfaction or performance of another party's Liabilities, rights to demand that another party accept property or services or take any other actions, and rights to pursue or exercise remedies or options.

        "Copyrights" shall mean (a) any rights in original works of authorship fixed in any tangible medium of expression as set forth in the United States Copyright Act, 17 U.S.C. § 101 et. seq., and any rights in mask works, registered and unregistered, as defined in 17 U.S.C. § 901, (b) all registrations and applications to register the foregoing anywhere in the world, (c) all foreign counterparts and analogous rights anywhere in the world, and (d) all rights in and to any of the foregoing.

        "Deferred Consent" shall mean an agreement to assign or transfer any contract, lease, authorization, license or permit, or any claim, right or benefit arising thereunder or resulting therefrom, if an attempted assignment or transfer thereof, without the consent of a third party thereto or of the issuing Governmental Entity, as the case may be, would constitute a breach thereof.

        "Deferred Item" shall mean the contract, lease, authorization, license or permit to which Deferred Consent relates.

        "Designated Contracts" shall mean each Contract listed in Section 2.11 of the Disclosure Schedule other than Non Assumed Designated Contracts.

        "Designated Intellectual Property" shall mean all Intangibles that are owned by the Seller, or to which Seller has acquired rights from third parties and which are exclusively or primarily related to, or are exclusively or primarily used in, or are planned to be used in the Business, including, without limitation, any Intangibles set forth in Schedule 1.1(a)(ii).

        "DGCL" shall mean the Delaware General Corporation Law.

        "Disclosure Schedule" shall mean the disclosure schedule provided by the Seller to the Buyer on the date hereof.

        "Disclosure Statement" shall mean a written proxy statement of the Seller related to the Seller Stockholders' Meeting.

        "Employee" shall mean any Person who is or was at any time an employee of the Seller or any Affiliate of the Seller and any other Person who provides services to or for the Seller or any Affiliate of the Seller under the control and direction of the Seller or such Affiliate, including, without limitation, any current or former active, retired or inactive employee, whether full time or part time, compensated or voluntary.

        "Employee Benefit Plans" means any employee benefit plan as defined in Section 3(3) of ERISA, any "voluntary employees' beneficiary association" within the meaning of Section 501(c)(9) of the Code, "welfare benefit fund" within the meaning of Section 419 of the Code, or "qualified asset account" within the meaning of Section 419A of the Code, and any other plan, program, contract, policy or arrangement for or regarding bonuses, commissions, incentive compensation, severance, vacation, deferred compensation, pensions, profit sharing, retirement, payroll savings, stock options, stock purchases, stock awards, stock ownership, phantom stock, stock appreciation rights, equity compensation, medical/dental expense payment or reimbursement, disability income or protection, sick pay, group insurance, self insurance, death benefits, employee welfare or fringe benefits of any nature, including those benefiting retirees or former employees.

        "Entity" means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

        "Environment" shall mean any surface water, ground water, drinking water supply, land surface or subsurface strata, or ambient air or any other environmental condition or circumstance regulated under any Environmental Laws.

        "Environmental Law" shall mean any Law as in effect on the Closing Date relating to the protection of the indoor or outdoor Environment or health and safety, including occupational health and safety, including, without limitation, any Law pertaining to (a) the presence, manufacture, processing, use, treatment, storage, disposal, transportation, exposure to, handling or generation of Materials of Environmental Concern; (b) air, water and noise pollution; (c) groundwater and soil contamination; or (d) the Release or threatened Release of Materials of Environmental Concern to the Environment.

        "Environmental Matters" shall mean any Liability arising under Environmental Law.

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

        "Estimated Net A/R" shall have the meaning as defined in Section 1.2(e)(i).

        "Estimated Net A/R Certificate" shall have the meaning as defined in Section 1.2(e)(i).

        "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

        "Excluded Assets" shall mean all assets of the Seller that are not listed as Acquired Assets, including but not limited to the following:

          (a)   all cash and cash equivalents or similar investments, bank accounts, commercial paper, certificates of deposit, Treasury bills and other marketable securities;

          (b)   all rights to insurance claims, related refunds and proceeds to the extent arising from or related to the Excluded Assets and Excluded Liabilities;

          (c)   all rights which accrue or will accrue to the benefit of the Seller under this Agreement or the Ancillary Agreements;

          (d)   all rights relating to refunds, recovery or recoupment of Taxes related to the Business for periods ending on or before the Closing Date as determined under section 7.1(c);

          (e)   all actions, claims, causes of action, rights of recovery, choses in action and rights of setoff of any kind arising before, on or after the Closing relating to the items set forth above or to any Excluded Liabilities; provided however, in no event shall one of the foregoing constitute an Excluded Asset if such actions, claims, causes of action, rights of recovery, choses in action and rights of setoff directly relates to any Assumed Liability or could be asserted as a defense or counterclaim with respect to any Assumed Liability; and

          (f)    all books, records, accounts, ledgers, files, documents, correspondence, studies, reports and other printed or written materials related exclusively or primarily to any Excluded Assets or Excluded Liabilities.

        "Excluded Liabilities" shall mean any one or more of the following:

          (a)   all Liabilities relating exclusively or primarily to the Excluded Assets;

          (b)   all Liabilities for any Taxes of the Seller, or for any Taxes related to the Business for periods (or partial periods) ending on or before the Closing Date;

          (c)   all Liabilities of the Seller under this Agreement and the Ancillary Agreements;

          (d)   all Liabilities of the Seller incurred in connection with this Agreement or the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement (including without limitation any fees for financial advisors engaged by or on behalf of the Seller);

          (e)   any Liabilities to any current or former holder of the capital stock or securities of the Seller or for any actions or omissions of the Seller's directors or officers;

          (f)    any Liabilities relating to any Security Interest arising or relating to the period prior to the Closing Date, including any matters included as any exception to the definition of Security Interest other than under subsection (e) thereof;

          (g)   any Products Liability relating to any of the Products sold by or on behalf of the Seller on or before the Closing Date or any other Liability for injury to or death of any Person or damage to or destruction of any assets or property arising on or before the Closing Date;

          (h)   any Liability relating to any Employee, consultant, independent contractor, officer or director, including, without limitation, any wages, salaries or benefits, including any severance or vacation pay, of the Employees or Liabilities under any Employee Benefit Plan of the Seller;

          (i)    any Liability to the extent such Liability relates to a breach or failure of, or a default under, any covenant by the Seller in this Agreement or any Ancillary Agreement;

          (j)    any Liability reflected on the balance sheet or in the footnotes to the financial statements of the Seller under GAAP as of the Closing Date, including, without limitation, all Indebtedness and accounts or trade payables of the Seller;

          (k)   any Liability relating to any pending, or to the knowledge of the Seller threatened, claim, litigation, investigation or other proceeding, whether or not scheduled in the Seller Disclosure Schedule;

          (l)    any Liability relating to any failure to obtain any consent or approval for the assignment by the Seller to the Buyer of any Designated Contract;

          (m)  any Liability relating to any breach or default of or under the Cohn Agreement relating to, or occurring during, the period prior to the Closing Date, regardless of when asserted; and

          (n)   any Liability relating to any Non-Assumed Designated Contracts relating to the period before or after the Closing Date.

        provided, however, an Excluded Liability shall not include any Liability to the extent the amount of such Liability is included in calculating the Final A/R pursuant to Section 1.2(e).

        "Expired Inventory" "shall mean Inventory that satisfies one or more of the following: (i) having a shelf life of twelve (12) months or less; or (ii) any other Inventory that the Seller has historically included in its Inventory reserve calculation, except such calculation shall consider Inventory unsaleable when the residual shelf life reaches twelve (12) months, rather than nine (9) months which the Seller represents it has historically used.

        "FDA" shall mean the United States Food and Drug Administration, or successor party thereto.

        "FDA Act" shall mean the Federal Food, Drug and Cosmetic Act, as amended, and includes the rules and regulations promulgated thereunder.

        "Final Net A/R" shall mean as defined in Section 1.2(e)(iii).

        "Financial Statements" shall mean (a) the audited financial statements (including the footnotes thereto) required to be included in the Seller SEC Documents and (b) unaudited interim financial statements (including the footnotes thereto if then available) for the 6-month period ended as of the Balance Sheet Date.

        "GAAP" shall mean United States generally accepted accounting principles.

        "Generic Competitive Product" shall mean any product that contains or uses one or a combination of one or more active ingredients or substances consisting of Hydralazine HydroChloride, Isosorbide Dinitrate, and/or other salts, bases and isometric forms of each, regardless of any dosage formulation.

        "Governmental Approvals" shall mean each NDA, ANDA, Investigational New Drug Application and Supplement to New Drug Application applicable to any of the Products, as such terms are defined by the FDA, or any other approval or Permit of any Governmental Entity.

        "Governmental Entity" shall mean any court, arbitrational tribunal, administrative agency, bureau, branch, office or commission or other governmental or regulatory authority or agency of any (a) nation, principality, republic, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; or (b) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

        "Governmental Filings" shall mean all registrations, filings and notices with or to Governmental Entities.

        "Includes or Including" shall mean including without limitation.

        "INDs" shall have the meaning as defined in Section 2.16(b).

        "Indebtedness" means (a) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (b) indebtedness of the type described in clause (a) above guaranteed, directly or indirectly, in any manner by the Seller or in effect guaranteed, directly or indirectly, in any manner by the Seller through an agreement, contingent or otherwise, to supply funds to, or in any other manner invest in, the debtor, or to purchase indebtedness, (c) any guaranty or obligation, contingent or otherwise, with respect to the payment of funds or performance by a third party, (d) any indebtedness evidenced by any note, bond, debenture or other debt security, (e) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise, (f) any indebtedness secured by a lien on a Person's assets, (g) any letter of credit arrangements, (h) any capital lease obligations under GAAP, (i) any accrued interest on any of the foregoing and (j) any prepayment or other similar fees, expenses or penalties on or relating to the repayment or assumption of any of the foregoing; provided that, Indebtedness shall not include any Trade Liabilities.

        "Indemnified Party" shall mean the party entitled to indemnification under Article VI of this Agreement.

        "Indemnifying Party" shall mean the party from whom indemnification is sought by the Indemnified Party.

        "Information" shall mean all non-privileged records, books, contracts, instruments, documents, correspondence, computer data and other data and information relating to the Business."

        "Insurance Policies" means any public liability, product liability, general liability, comprehensive, property damage, vehicle, life, hospital, medical, dental, disability, worker's compensation, key man, fidelity bond, theft, forgery, errors and omissions, directors' and officers' liability, or other insurance policy of any nature.

        "Intangible" shall mean any and all of the following and any and all rights and interests in, arising out of, or associated therewith, throughout the world: (a) all internet domain names, logos, symbols, corporate names, domain names, fictitious names, trademarks, trademark applications, service marks, service mark applications, trade names, trade dress, brand names, product names, and slogans, and all goodwill associated therewith and/or symbolized thereby; (b) all inventions (whether patentable or not), formulas, algorithms, methods, discoveries, invention disclosures, improvements, trade secrets, proprietary and all other information, product and other specifications, manufacturing and other processes, products and product designs, plans, ideas, concepts, SOPs, PCSs, flow diagrams, assays, quality control, testing, and other procedures, know-how, chemical, pharmacological, toxicological, technical, pharmaceutical, physical and analytical, safety, quality assurance, quality control and clinical data, research records, customer and supplier lists and similar and other data, technology and all documentation relating to any of the foregoing; (c) all patents and patent applications and all reissues, substitutes, divisions, reexaminations, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (d) all works of authorship, computer programs, systems, and applications, software, copyrights, copyright registrations, renewals, and applications therefor, and all other rights corresponding thereto; (e) all websites, and all designs related thereto; (f) all databases and data collections and all rights therein; (g) all moral, integrity, paternity, and economic rights of authors and inventors, however denominated; (h) any similar or equivalent rights to any of the foregoing, including any intangible asset of any nature, whether or not in use, under development or design, or inactive; and (i) the right to sue for past, present, and future infringement of any or all of the foregoing.

        "Inventory" shall mean all inventory of the Products including the API applicable to the Products together with all inventory of raw materials, all work in progress related to the Products and all finished goods inventory of the Products, whether held at a location or facility of the Seller (or of any other Person on behalf of the Seller) or in transit to or from the Seller (or any such other Person).

        "Laws" means any provision of any foreign, federal, state or local law, statute, ordinance, charter, constitution, treaty, code, rule, regulation or guideline, including common law.

        "Liabilities" shall means any debt, liability or obligation of any nature, whether secured, unsecured, recourse, nonrecourse, liquidated, unliquidated, accrued, absolute, fixed, contingent, ascertained, unascertained, known, unknown or otherwise.

        "Losses" shall mean any and all claims, actions, suits, proceedings (including any inquiry or investigation with respect thereto), liabilities, losses, monetary damages, fines, fees, penalties, costs and expenses (including without limitation reasonable attorneys' fees and expenses).

        "Marketing Materials" shall mean all paper and electronic versions of all market research, marketing plans, media plans, advertising, marketing related clinical study plans and results, form letters and medical queries, promotion and sales training materials, customers lists, supplier lists, labeling, package inserts and posters and abstract displayed or circulated at medical conferences or meetings, display materials, trade show booth panels, banners, stands and the like, and information with respect to sales of the Products (including, without limitation, to doctors, group purchasing organizations (GPOs) and pharmacists), marketing books and records owned by the Seller and used in connection with the marketing and promotion of any of the Products.

        "Materials of Environmental Concern" shall mean any hazardous substance, toxic substance, pollutant or contaminant, solid waste and hazardous waste, and terms of similar import, as those terms are defined in or regulated by the Environmental Laws, (as in effect on the date of this Agreement) and including oil, petroleum and petroleum products and PCBs.

        "Most Recent Balance Sheet" shall mean the unaudited consolidated balance sheet of the Business as of the Balance Sheet Date.

        "Net A/R" means the difference between the Accounts Receivable of the Seller as of the Closing Date (exclusive of allowances or reserves for doubtful or uncollectible accounts) determined in accordance with Section 1.2(e), less the amount of the Trade Liabilities of the Seller as of the Closing Date.

        "NDA" shall mean a New Drug Application filed with the FDA pursuant to 21 U.S.C. Section 355 for authorization to market a drug product in the United States.

        "Neutral Accountant" shall mean Ernst & Young or if such specified party fails to serve, another regional or national recognized firm (other than an accounting firm that has provided services to the Buyer or the Seller) mutually agreed upon by the Buyer and the Seller.

        "Non Assigned Contracts" shall have the meaning set forth in Section 1.1(a)(viii).

        "Non Assumed Designated Contract" shall mean the Designated Contracts set forth on Schedule 1.4.

        "Outside Date" shall have the meaning as defined in Section 8.1(b)(ii).

        "Parties" shall mean the Seller and the Buyer collectively.

        "Patents" shall mean (a) all classes and types of patents (including national and multinational statutory invention registrations, utility models, petty patents, design patents and industrial designs) and the inventions covered thereby and any enhancements or improvements thereto (including the exclusive right to use, make, have made, sell, offer to sell and import the inventions), (b) invention disclosures, provisional patent applications, patent applications, continuations, continuations-in-part, divisionals or substitutes of the original applications upon which any of the foregoing patent rights are based, (c) any reexaminations, reissues, renewals or extensions of any of the foregoing, (d) foreign counterparts (including national and multinational) of any of the foregoing, and (e) all rights in and to any of the foregoing.

        "Permits" shall mean all approvals, permits, licenses, franchises or authorizations from any Governmental Authority relating to the Business.

        "Person" shall mean any individual, Entity or Governmental Entity.

        "Products" shall mean BiDil and BiDil XR.

        "Products Liability" means any Liability (including, without limitation, compensation, physical injury, emotional distress, or physical damage) that arises from, or is claimed or asserted to arise from, any of the following: (a) the design, formulation, production, manufacturing, packaging, construction, creation, assembly, testing or marketing of that product; (b) any labeling, warning or instruction, or lack of warning or instruction, associated with that product; (c) any failure of that product to conform to any relevant standards, requirements, formulary, representation or warranty; or (d) any other event or circumstance that is customarily considered in the industry to give rise to a products liability claim.

        "Product Registration" shall mean the approvals, registrations, applications, licenses and Permits (including, but not limited to, each Governmental Approval) for any of the Products which have been prepared, submitted, approved and/or received (including in preliminary and/or draft form, if applicable) in order to manufacture (or have manufactured), market, or sell the same (and related submissions to and correspondence with the regulatory authority responsible for any Product Registrations), in each case in the Seller's name, prior to the Closing Date, to, for, from or with a Governmental Entity.

        "Purchase Price" shall have the meaning, as defined in Section 1.2(a).

        "Rebates, Discounts and Chargebacks" shall mean all monies due to applicable federal or state authorities under the Medicaid and state rebate programs or by non-wholesaler customers pursuant to product discount or similar agreements for the Seller's NDC for all of the Products or the Business and all other rebates, wholesaler administration fees and group purchasing organization management fees associated with, and all other forms of discounts, rebates or chargebacks granted or permitted by the Seller with respect to, and any claims for overcharges relating to, the Products sold by or on behalf of the Seller prior to Closing.

        "Release" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the Environment (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Materials of Environmental Concern).

        "Representatives" shall mean, with respect to any party referred to herein, the directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives.

        "Requisite Stockholder Approval" shall mean the approval of the Voting Proposal by a majority of the votes represented by the outstanding shares of capital stock of the Seller entitled to vote thereon.

        "Retained Marks" shall mean all trademark registrations and trademark applications of the Seller, other than relating exclusively or primarily to the Products or listed on Schedule 1.1(a)(ii).

        "Reverse Merger Transaction" shall mean a merger, consolidation, tender offer, recapitalization, share exchange or other business combination involving the Seller to be consummated after the consummation of the transactions contemplated by this Agreement.

        "SEC" shall mean the Securities and Exchange Commission.

        "Securities Act" shall mean the Securities Act of 1933, as amended.

        "Security Interest" shall mean any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of Law), other than (a) inchoate liens (but not to the extent any such inchoate liens mature into liens securing actual claims), (b) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, (c) liens for Taxes not yet due and payable, (d) liens for Taxes which are being contested in good faith and by appropriate proceedings and (e) liens arising solely by action of the Buyer.

        "Seller" shall have the meaning set forth in the first paragraph of this Agreement.

        "Seller Carve Outs" shall have the meaning as defined in Section 6.4.

        "Seller Certificate" shall mean a certificate to the effect that each of the conditions specified in clauses (a) through (c) (insofar as clause (c) relates to an action, suit or proceeding involving, or a judgment, order, decree, stipulation or injunction against, the Seller) of Section 5.1 is satisfied.

        "Seller Intellectual Property" shall mean Intangibles owned by the Seller which are exclusively or primarily related to, or are exclusively or primarily used in, the Business, including all patents and patent applications listed on Schedule 1.1(a)(ii), any patent applications that are filed based on the invention disclosures listed on Schedule 1.1(a)(ii), all trademark registrations and trademark applications listed on Schedule 1.1(a)(ii), all copyrights and copyright registrations, all trade secrets or know-how, and all computer software and management information systems, including all rights to sue for past infringement.

        "Seller's Notice of Disagreement" shall have the meaning as defined in Section 1.2(e)(ii)(A).

        "Seller SEC Documents" shall mean all registration statements, definitive proxy statements, forms, reports, certifications and other documents (and all amendments or supplements thereto) required to be filed or furnished by the Seller with the SEC since January 1, 2008 (including those that the Seller is required to file or furnish after the date hereof until the Closing), including all certifications and statements required by (i) Rule 13a-14 or 15d-14 of the Exchange Act or (ii) 18 U.S. C. §1350 (Section 906 of the Sarbanes-Oxley Act of 2002).

        "Seller Stockholders" shall mean HealthCare Ventures, Rho Ventures and Invus Public Equities, L.P.

        "Seller Stockholders' Meeting" shall mean a meeting of the Seller's stockholders for the purpose of voting on the approval and adoption of the Voting Proposal.

        "Specified Time" shall mean the termination of this Agreement in accordance with the terms hereof.

        "Superior Proposal" shall mean any unsolicited, bona fide written proposal made by a third party to acquire over 50% of the equity securities, over 50% of the total assets of the Seller pursuant to a tender or exchange offer, a merger, a consolidation or a sale of its assets, on terms which the Seller's board of directors determines in its good faith judgment to be more favorable to the Seller or the holders of the Seller's common stock than the transactions contemplated by this Agreement, taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by the Buyer to amend the terms of this Agreement).

        "Tax Audit" shall mean any audit or examination of Taxes by any Taxing Authority.

        "Taxes" shall mean, with respect to any Person, (i) all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings, or profits) and all gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, commercial rent, premium, property or windfall profits taxes, alternative or add-on minimum taxes, customs duties and other taxes, fees, assessments or charges of any kind whatsoever in the nature of a tax, together with all interest and penalties, assessments, additions to tax imposed by the United States of America or any state, local or foreign government or agency thereof or political subdivision of the United States or any such government on such Person (if any) and (ii) any Liability for the payment of any amount of the type described in clause (i) above as a result of (A) being a "transferee" (within the meaning of Section 6901 of the Code or any other applicable Laws) of another Person, (B) being a member of an affiliated, combined, or consolidated group, or (C) a contractual arrangement or otherwise.

        "Taxing Authority" shall mean any applicable governmental authority responsible for the imposition of Taxes.

        "Tax Returns" shall mean all reports, returns, declarations, statements, forms or other information required to be supplied to a Taxing Authority in connection with Taxes.

        "Third Party Consents" shall mean all waivers, permits, consents, approvals or other authorizations from Governmental Entities and other third parties.

        "Trade Liabilities" shall mean the outstanding balance at Closing reflected on the balance sheet of the Seller determined in accordance with GAAP and consistent with Section 1.2(e) of all Liabilities for

Product returns, Rebates, Discounts and Chargebacks of the Seller arising in the ordinary course of business relating to any of the Products sold on or before the Closing, provided that the incurrence or existence of any such Liability does not constitute a breach or failure of, or a default under, any representation, warranty, covenant or other provision of this Agreement. A copy of Seller's calculation of the Trade Liabilities as of September 30, 2008 is attached hereto as Schedule 1.5

        "Trademarks" shall mean (a) all classes and types of trademarks, service marks, logos, trade dress and trade names, Web addresses and domain names, and other indicia of commercial source or origin (whether registered, common law, statutory or otherwise), (b) registrations and pending applications to register any of the foregoing including any intent to use applications, supplemental registrations and any renewals or extensions, (c) goodwill associated with any of the foregoing, (d) foreign counterparts of any of the foregoing anywhere in the world, and (e) all rights in and to any of the foregoing.

        "Transaction Expenses" shall mean all fess and costs incurred by or on behalf of a Party in connection with the evaluation by the Buyer of the Acquired Assets and the Parties' negotiation, execution and delivery of this Agreement and the Ancillary Agreements, including, without limitation, the reasonable and documented out-of-pocket costs and fees of due diligence, third party experts and professional advisors, but in no event shall the term "Transaction Expenses" include any costs associated with the Reverse Merger Transaction.

        "Treasury Regulations" shall mean the regulations promulgated by the United States Internal Revenue Service pursuant to the Code.

        "U.S. Governmental Entity" shall mean any regulatory authority of the United States Federal Government.

        "Voting Proposal" shall mean the proposal submitted to the Seller's stockholders pursuant to the Disclosure Statement with respect to the approval of this Agreement, the Ancillary Agreements and the consummation of the sale of the Acquired Assets by the Seller to the Buyer as contemplated by this Agreement.

        "WAC" shall mean wholesaler's acquisition cost as used in the industry.

ARTICLE XI
MISCELLANEOUS

        11.1    Press Releases and Announcements.    Immediately after the execution and delivery of this Agreement, the Parties will issue a joint press release announcing the execution and delivery of this Agreement, substantially in the form previously delivered to each other. Neither Party shall issue (and each Party shall cause its Affiliates not to issue) any other press release or public disclosure relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that either Party may make any public disclosure it believes in good faith is required by Law or stock exchange rule (in which case the disclosing Party shall advise the other Party and the other Party shall, if practicable, have the right to review such press release or announcement prior to its publication).

        11.2    No Third Party Beneficiaries.    This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns and, to the extent specified herein, their respective Affiliates.

        11.3    Action to be Taken by Affiliates.    The Parties shall cause their respective Affiliates to comply with all of the obligations specified in this Agreement to be performed by such Affiliates.

        11.4    Entire Agreement.    This Agreement (including the documents referred to herein) and the Confidentiality Agreement constitute the entire agreement among the Buyer, on the one hand, and the Seller, on the other hand. This Agreement supersedes any prior agreements or understandings among the Buyer, on the one hand, and the Seller, on the other hand, and any representations or statements made by or on behalf of the Seller or any of its Affiliates to the Buyer, whether written or oral, with respect to the subject matter hereof, other than the Confidentiality Agreement, and the Parties hereto specifically disclaim reliance on any such prior representations or statements to the extend not embodied in this Agreement. The Confidentiality Agreement, insofar as it covers information relating exclusively or primarily to the Business, shall terminate effective as of the Closing, but shall remain in effect insofar as it covers other information disclosed thereunder.

        11.5    Succession and Assignment.    No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the Seller (in the case of an assignment by the Buyer) or the Buyer (in the case of an assignment by the Seller), which written approval shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, this Agreement, and all rights, interests and obligations hereunder or under the Ancillary Agreements, may be assigned, without such consent, to any entity that acquires all or substantially all of a Party's business or assets or may be collaterally assigned by the Buyer to any lender or other Person providing financing or funding to the Buyer provided that such collateral assignment shall not release the Buyer from its obligations under this Agreement or any Ancillary Agreement. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

        11.6    Notices.    All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to the Buyer:	Copy to:
JHP Pharmaceuticals, LLC One Upper Pond Road Building D, 3rd Floor Parsippany, NJ 07054 Telecopy: 973-658-3580 Attention: Peter Jenkins, CEO	Blank Rome LLP One Logan Square Philadelphia, PA 19103 Telecopy: 215 832-5404 Attention: James R. Staiger, Esq.
If to the Seller:	Copy to:
NitroMed, Inc. 45 Hayden Avenue, Suite 300 Lexington, MA 02421 Telecopy: 781-274-8080 Attention: Ken Bate, CEO	WilmerHale 60 State Street Boston, MA 02109 Telecopy: (617) 526-5000 Attention: Steven D. Singer, Esq.

Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

        11.7    Amendments and Waivers.    The Parties may mutually amend or waive any provision of this Agreement at any time. No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

        11.8    Severability.    Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the body making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

        11.9    Expenses.    Except as otherwise specifically provided to the contrary in this Agreement, each of the Parties shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

        11.10    Specific Performance.    Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each Party agrees that the other Party may be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter.

        11.11    Governing Law.    This Agreement and any disputes hereunder shall be governed by and construed in accordance with the internal Laws of the State of Delaware without giving effect to any choice or conflict of Law (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

        11.12    Submission to Jurisdiction.    Each Party (a) submits to the exclusive jurisdiction of any state or federal court sitting in the State of Delaware in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined only in any such court, (c) waives any claim of inconvenient forum or other challenge to venue in such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each Party agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 11.6. Nothing in this Section 11.12 however, shall affect the right of any Party to serve such summons, complaint or initial pleading in any other manner permitted by Law.

        11.13    Bulk Transfer Laws.    The Buyer acknowledges that the Seller will not comply with the provisions of the bulk transfer Laws of any jurisdiction in connection with the transactions contemplated by this Agreement, but this shall not affect the obligation of the Seller for any Liabilities relating to the period prior to the Closing Date.

        11.14    Construction.

          (a)   The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against either Party.

          (b)   Any reference to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

          (c)   The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

          (d)   Any reference herein to an Article, section or clause shall be deemed to refer to an Article, section or clause of this Agreement, unless the context clearly indicates otherwise.

          (e)   All references to "$", "Dollars" or "US$" refer to currency of the United States of America.

        11.15    Waiver of Jury Trial.    To the extent permitted by applicable Law, each Party hereby irrevocably waives all rights to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the transactions contemplated hereby or the actions of the other Party in the negotiation, administration, performance and enforcement of this Agreement.

        11.16    Incorporation of Exhibits and Schedules.    The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

        11.17    Counterparts and Facsimile Signature.    This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

        IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

NITROMED, INC.
By:	/s/ KENNETH M. BATE
Name:	Kenneth M. Bate
Title:	President, Chief Executive Officer and Interim Chief Financial Officer
JHP PHARMACEUTICALS, LLC
By:	/s/ PETER JENKINS
Name:	Peter Jenkins
Title:	CEO

[Signature page to Purchase and Sale Agreement]

QuickLinks

  Exhibit 10.1
PURCHASE AND SALE AGREEMENT BY AND BETWEEN NITROMED, INC. and JHP PHARMACEUTICALS, LLC
TABLE OF CONTENTS
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE BUYER
ARTICLE V CONDITIONS PRECEDENT TO CLOSING
ARTICLE VI INDEMNIFICATION